As filed with the Securities and Exchange Commission on September 4, 2002
Registration No. 333-85172

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
TO
FORM S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Forsyth Capital Mortgage Corp.
(Exact name of registrant as specified in its charter)
Maryland	6798	04-3624903
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. employer
incorporation or organization)	Classification Code Number)	identification number)

3288 Robinhood Road, Suite 105
Winston-Salem, North Carolina 27106
(336) 760-9331
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)
Michael Hough
Chairman and Chief Executive Officer
Forsyth Capital Mortgage Corp.
3288 Robinhood Road, Suite 105
Winston-Salem, North Carolina 27106
(336) 760-9331
(Name, address, including zip code and telephone number, including area code, of agent for service)
Copies to:

Brad S. Markoff, Esq. Jeffrey D. Miller, Esq. Alston & Bird LLP 3201 Beechleaf Court, Suite 600 Raleigh, North Carolina 27604 Phone: (919) 862-2200 Facsimile: (919) 862-2260	David C. Wright, Esq. Theodore J. Fisher, Esq. Hunton & Williams Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219 Phone: (804) 788-8200 Facsimile: (804) 788-8218

Approximate date of commencement of proposed sale to public:     As soon as practicable after the effectiveness of the registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the  following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the  following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED SEPTEMBER 4, 2002

Prospectus

5,000,000 Shares

Common Stock

Forsyth Capital Mortgage Corp. is a newly-formed, self-managed mortgage REIT that will use the net proceeds of this offering and borrowings to acquire and manage a portfolio consisting primarily of mortgage securities that are issued by GNMA, FNMA and FHLMC. Because we have not yet identified any specific mortgage securities to purchase, we are considered to be a blind pool.

We intend to offer shares of our common stock for $10 per share. This is our initial public offering, and no public market currently exists for our common stock. We have applied for listing of our common stock on the American Stock Exchange under the symbol “FYC.”

See “Risk Factors” beginning on page 7 to read about risks you should consider before buying shares of our common stock. These risks include the following:

• We currently own no mortgage related assets.	• We have no operating history.
• Our plan to borrow up to 12 times the amount of our equity capital increases our risk of loss and may reduce our net income.	• Interest rate mismatches between our investments and our borrowings may reduce our income.
•  A disproportionate rise in short-term interest rates as compared to longer-term interest rates may adversely affect our income because our net interest income will be based on the spread between short-term and longer-term rates.

•  Interest rate caps on our adjustable-rate securities may reduce our     income during periods of rising interest rates.
•  Changes in prepayment rates may decrease our net income.
•  Increases in interest rates may adversely affect our book value.

• Because our officers manage another mortgage REIT, they may divert attractive investment opportunities away from us.	• Our board of directors may change our operating policies and strategies at any time without stockholder approval.
• If we fail to qualify as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability.	• Competition may prevent us from buying mortgage securities at favorable yields, which would negatively impact our income.
• Hedging techniques can reduce our net income because they may be unsuccessful or the counterparties to hedging transactions may not perform their obligations.	• Our officers have no experience operating a public company. • If interest rates increase, the value of our fixed-rate investments will decline.
• Complying with REIT requirements may force us to borrow to make distributions to stockholders.	• We may make distributions that include a return of capital.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF
OUR COMMON STOCK, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Us (1)

Per Share	$	$		$

Total	$	$	$

(1)	Before deducting expenses of the offering payable by us estimated at $500,000. See “Underwriting.”

If the underwriters sell more than 5,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 750,000 shares from us at the initial public offering price less the underwriting discount.

Advest, Inc.	Flagstone Securities

The date of this prospectus is             , 2002.

You should rely only on the information contained in this prospectus. Neither the underwriters nor we have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

Page
PROSPECTUS SUMMARY	1
Our Business	1
Summary Risk Factors	1
Our Strategy	2
Our Management	3
Conflicts of Interest	4
Corporate Information	4
The Offering	4
Use of Proceeds	5
Distribution Policy	5
RISK FACTORS	6
Risks Related to Our Business	6
We currently have no operations; commencement of our operations is dependent upon consummation of this offering	6
We currently own no mortgage-related assets	6
Because our executive officers will have broad discretion to allocate proceeds, they may acquire mortgage securities or other assets where the investment returns are substantially below expectations or which result in net operating losses	6
Our executive officers have no experience operating a public company	6
Our leveraging strategy increases the risks of our operations	6
A disproportionate rise in short-term interest rates as compared to long-term interest rates may adversely affect our income	7
Interest rate mismatches between our adjustable-rate mortgage securities and our borrowings used to fund our purchases of these securities may reduce our income during periods of changing interest rates	7
Interest rate caps on our adjustable-rate mortgage securities may reduce our income or cause us to suffer a loss during periods of rising interest rates	8
An increase in interest rates may adversely affect our book value	8
Changes in prepayment rates on our mortgage securities may decrease our net interest income	9
We may incur increased borrowing costs related to reverse repurchase agreements and that would adversely affect our profitability	9
If we are unable to renew our borrowings at favorable rates, our profitability may be adversely affected	9
Our use of reverse repurchase agreements to borrow funds may give our lenders greater rights in the event that either we or a lender file for bankruptcy	10
Our asset allocation policy allows for up to ten percent of our assets to be loans other than high-quality mortgage securities. If the credit quality declines or there are defaults on the investments, we may suffer losses	10
Competition may prevent us from acquiring mortgage-related assets at favorable yields, which would negatively impact our profitability	10
Because assets we expect to acquire may experience periods of illiquidity, we may lose profits or be prevented from earning capital gains if we cannot sell mortgage-related assets at an opportune time	10
If we lose any of our three executive officers, our operating performance could suffer	10
Our executive officers may allocate mortgage-related opportunities to Atlantic Capital, and thus may divert attractive investment opportunities away from us	11

i

Our board of directors may change our operating policies and strategies without prior notice or stockholder approval, and such changes could harm our business, results of operations and stock price	11
Because we may acquire fixed-rate securities or hybrid ARMs, an increase in interest rates may adversely affect our profitability	11
Because our asset allocation policy permits us to invest up to 10% of our total portfolio in investments other than high-quality mortgage securities, we may invest in assets that bear greater credit, interest rate, prepayment or passive investment risks	11
Hedging against interest rate exposure may adversely affect our earnings	12
Risks Related to Our Status as a REIT	12
If we do not qualify as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability	12
Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow	13
Complying with REIT requirements may cause us to forego otherwise attractive opportunities	13
Complying with REIT requirements may limit our ability to hedge effectively	13
Complying with REIT requirements may force us to liquidate otherwise attractive investments	13
Complying with REIT requirements may force us to borrow to make distributions to stockholders	13
Risk Factors Related to this Offering and Our Corporate Structure	14
We cannot assure you that a public market for our common stock will develop	14
We have not established a minimum dividend payment level and there are no assurances of our ability to pay dividends in the future	14
Failure to maintain an exemption from the Investment Company Act would adversely affect our results of operations	14
Our charter does not permit ownership in excess of 9.8% of our capital stock, and attempts to acquire our capital stock in excess of the 9.8% limit are void without prior approval from our board of directors	15
Because provisions contained in Maryland law, our charter and our bylaws may have an anti-takeover effect, investors may be prevented from receiving a “control premium” for their shares	15
Future offerings of debt securities, which would be senior to our common stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend distributions, may adversely affect the market price of our common stock	16
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	16
USE OF PROCEEDS	17
DISTRIBUTION POLICY	17
CAPITALIZATION	18
DILUTION	19
PLAN OF OPERATION	20
BUSINESS	21
Our Strategy	21
Investment Strategy	21
Financing Strategy	22
Hedging Strategy	23
Changes in Strategies	24
Our Investments	24
Competition	26
Legal Proceedings	26

ii

iii

PROSPECTUS SUMMARY

This summary highlights information relating to Forsyth Capital Mortgage and our common stock that is being offered by this prospectus. More detailed discussions of this information are contained in this prospectus. To better understand the offering and our business, you should carefully review this entire prospectus, including “Risk Factors.”

Our Business

Forsyth Capital Mortgage Corp. is a self-managed mortgage REIT that was formed in March 2002 to invest in and manage a portfolio consisting primarily of “high-quality, short-duration” and adjustable-rate single-family residential mortgage securities. We consider securities to be “high-quality” securities if they are issued by a U.S. Government agency (such as the Government National Mortgage Association, or GNMA), a U.S. Government-sponsored entity (such as the Federal National Mortgage Association, or FNMA, and the Federal Home Loan Mortgage Corporation, or FHLMC) or a private issuer that is rated AA or better by Moody’s or Standard & Poor’s. We consider securities to be “short-duration” securities if they bear interest rates that reset at least once every three years or have an effective duration of two years or less. We intend to finance our purchase of these mortgage securities with the net proceeds of this offering and borrowings. While we believe our asset allocation policy is well-defined, because we have not yet identified specific mortgage securities to purchase, we are considered to be a blind pool. Due to the availability of low interest rate mortgages, high levels of new residential mortgage loans are currently being generated. This in turn has led to high production levels of residential mortgage securities. As a result, we believe that mortgage securities meeting our investment criteria will be readily available in the market.

Summary Risk Factors

An investment in our common stock involves various risks. You should carefully consider these and other matters discussed under “Risk Factors” prior to making an investment in us. Such risks include:

•	We have no operating history and we currently own no mortgage related assets.

•	Our plan to borrow up to 12 times the amount of our equity capital increases our risk of loss and may reduce our net income.

•	Interest rate mismatches between our securities and our borrowings may reduce our income.

•
A disproportionate rise in short-term interest rates as compared to longer-term interest rates may adversely affect our income because our net interest income will be based on the spread between short-term and longer-term rates.

•	Interest rate caps on our adjustable-rate securities may reduce our income during periods of rising interest rates.

•	Increases in interest rates may adversely affect the book value of our assets.

•	Changes in prepayment rates may decrease our net income.

•	Our officers have no experience operating a public company.

•	Our board of directors may change our operating policies and strategies at any time without stockholder approval.

•	If we fail to qualify as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability.

•	Hedging techniques may reduce our net income because they may be unsuccessful or the counterparties to hedging transactions may not perform their obligations.

•	If interest rates increase, the value of our fixed-rate investments will decline.

•	Because our executive officers manage Atlantic Capital Management, Inc., a privately-held mortgage REIT, our officers may divert attractive investment opportunities away from us.

•	Under the terms of their employment contracts, our officers are permitted to manage the operations of Atlantic Capital, which could reduce the time and effort they spend managing us.

•	Competition may prevent us from buying mortgage securities at favorable yields, which would negatively impact our income.

•
Future offerings of debt securities, which would be senior to our common stock upon liquidation, or equity securities, which dilute our existing stockholders and may be senior to our common stock for purposes of dividend distributions, may adversely affect the market price of our common stock.

•	Complying with REIT requirements may force us to borrow to make distributions to stockholders.

•	We may make distributions that include a return of capital.

Our Strategy

Our principal goal will be to generate net income for distribution to our stockholders, through regular quarterly dividends, from the spread between the interest income on our portfolio and the interest costs of our borrowings and other expenses. We believe that our focus on short-duration and adjustable-rate residential mortgage securities will reduce the impact of changes in interest rates on the market value of our portfolio and on our net interest income.

Managing the duration risk of our portfolio is important because the market value of a security with a shorter duration generally will decline less than the market value of a security with a comparatively longer duration during periods of rising interest rates. Conversely, during periods of declining interest rates, the market value of a short-duration security generally will increase less than a longer-duration security. The duration of a mortgage security is a relative measure of the anticipated change in the market value of the security for a given change in market interest rates. Mortgage securities that have interest rates that adjust periodically generally have a shorter duration than mortgage securities that have a fixed interest rate.

Investment Strategy

We currently intend to use the following asset allocation policy in building and managing our portfolio:

Mortgage Securities.    At least 90% of our total assets will consist of high-quality mortgage securities with an implied rating of AAA that are issued by GNMA, FNMA and FHLMC, other mortgage securities that are rated AA or better by Moody’s or Standard & Poor’s and cash or cash equivalents.

•
At least 50% of our mortgage securities will consist of adjustable-rate securities, called one-year ARMs, that have an interest rate that resets at least annually, other securities that have an expected duration at the time of acquisition of approximately one year, or other investments that mature within approximately one year or have interest rate repricings within approximately one year.

•
The remainder of our mortgage securities may consist of adjustable-rate mortgage securities with interest rates that reset more than one year from the date of our purchase, such as hybrid ARMs, and fixed-rate mortgage securities. Hybrid ARMs have a fixed rate for an initial period of time, typically 3 to 5 years from issuance, and after that period become adjustable-rate securities. Securities with interest- rate resets or expected durations in excess of three years at the time of purchase will comprise no more than 10% of our mortgage securities portfolio.

Other Investments.    The remainder of our investment portfolio, comprising not more than 10% of our total assets, may consist of other investment-grade (as determined by at least one of the nationally-recognized rating agencies) mortgage assets or other real estate-related investments (some of which may not be investment grade) or securities of other publicly-traded REITs.

We will invest at least 55% of our assets in whole pools of mortgages issued by GNMA, FNMA or FHLMC. Such whole pool investments are treated by the Staff of the SEC as qualifying interests for purposes of meeting the requirements of the exemption from the Investment Company Act of 1940 (the “1940 Act”) provided by Section 3(c)(5)(C) of the 1940 Act. Failure to qualify for this exemption would mean that we would become subject to regulation as an investment company, which would reduce our ability to use leverage and impede our ability to conduct our business as planned.

Our asset allocation policy is designed to :

•	Mitigate the fluctuations in the market value of our securities due to changing interest rates;

•	Reduce the impact that changing interest rates have on net interest income;

•	Limit credit risk;

•	Maintain our qualification as a REIT; and

•	Comply with available exemptions from regulation as an investment company under the 1940 Act.

Financing Strategy

To expand our holdings of mortgage securities, we intend to borrow against our mortgage securities using reverse repurchase agreements. We expect that our borrowings generally will have maturities that range from one month to one year. We intend to borrow generally between eight and twelve times the amount of our equity capital, although the level of our borrowings may vary periodically depending on market conditions. We plan to enter into borrowing agreements with financial institutions we deem financially sound and competitive in the reverse repurchase agreement borrowing markets. To date, pending consummation of this offering, we have been approved by the credit departments of seven financial institutions to borrow up to $700 million through reverse repurchase agreements. The terms and conditions of definitive reverse repurchase borrowing arrangements, which are also subject to final due diligence and approval by the lending institutions, will not be finalized until we actually acquire mortgage securities. Accordingly, we cannot assure you that we will be successful in borrowing sufficient amounts to fund our intended acquisitions of mortgage securities.

Hedging Strategy

Our investment and financing strategies are designed to reduce the impact on our stockholders’ equity caused by the potential adverse effects of changes in interest rates on our assets and liabilities. Subject to complying with REIT requirements, we may also use hedging techniques to seek to mitigate the impact of certain adverse changes in interest rates on the value of our assets as well as the differences between the interest rate adjustments on our assets and borrowings. These techniques may include entering into interest rate swap agreements or interest rate cap or floor agreements, purchasing or selling futures contracts, purchasing put and call options on securities or securities underlying futures contracts, or entering into forward rate agreements. We have implemented a policy to limit our use of hedging instruments to only those techniques described above and to only enter into hedging transactions with counterparties that have a high-quality credit rating, but we cannot assure you that this policy will protect investors.

Changes in Strategies

Due to changes in market conditions, the market value and duration of our securities will fluctuate from time to time and may cause our portfolio allocations to fall outside our asset allocation policy guidelines. In such event, in consultation with our board of directors, we will determine whether we should reallocate our portfolio. Subject to compliance with our bylaw provisions designed to ensure compliance with the 1940 Act, our board of directors may vary our asset allocation policy, our financing strategy or our hedging strategy at any time.

Our Management

Michael R. Hough, Benjamin M. Hough and William H. Gibbs, three of our executive officers, have significant experience in the fixed-income and mortgage securities markets. In particular, they have managed the operations of Atlantic Capital, a privately-held mortgage REIT, since it began operations in 1998. Since its formation, Atlantic Capital has invested in a variety of mortgage pools issued by GNMA, FNMA and FHLMC, as well as in securities of other REITs. If you buy our common stock in this offering, you will not own any interest in Atlantic Capital.

These three executive officers have agreed to purchase an aggregate of 15,000 shares of our common stock directly from us at the initial public offering price simultaneously with the consummation of this offering. These shares will not be registered in this offering. In addition, at our request, the underwriters have reserved up to 3% of the shares of our common stock for sale at the initial public offering price to our directors and friends through a directed share program.

Conflicts of Interest

Our executive officers, who also collectively own 2.4% of the outstanding common stock of Atlantic Capital on a fully diluted basis as of June 30, 2002, will continue to serve as executive officers and directors of Atlantic Capital. Their employment agreements obligate them to spend substantially all of their business time working for us but allow them to manage the operations of Atlantic Capital, engage in charitable work, and manage their own personal investments, all of which could reduce the time and effort they spend managing us. Nonetheless, we expect them to spend an average of at least 35 hours per week, excluding vacation and holidays, managing our operations.

These responsibilities to Atlantic Capital may create conflicts of interest if our officers are presented with investment opportunities that may benefit both us and Atlantic Capital. Although we expect such situations to occur infrequently, their employment agreements permit our executive officers to direct the investment opportunity to Atlantic Capital if in their judgment such investment would be more suitable for Atlantic Capital. On a quarterly basis, our independent directors will review decisions our officers have made to allocate investment opportunities between us and Atlantic Capital, if any, and discuss with them the portfolio needs of each entity for the next quarter to determine prospectively whether any asset allocation conflict is likely to occur. The independent directors therefore will have the ability to monitor such decisions by management and to take any actions they deem necessary to protect our stockholders’ interests. Finally, our board of directors has adopted a policy prohibiting our acquisition from or sale to Atlantic Capital of investment assets or our acquisition of securities issued by Atlantic Capital. See “Certain Relationships and Related Party Transactions.”

Corporate Information

We were incorporated in Maryland on March 22, 2002. Our principal executive offices are located at 3288 Robinhood Road, Suite 105, Winston-Salem, NC. Our telephone number is (336) 760-9331. Atlantic Capital currently owns all 100 of our outstanding shares of common stock.

The Offering

Common Stock Offered by Us	5,000,000 shares
Common Stock to be Outstanding After the Offering (1)	5,105,100 shares
Proposed American Stock Exchange Symbol	“FYC”

(1)
Includes 15,000 shares of common stock that our executive officers have agreed to purchase directly from us at the initial offering price, without paying an underwriting discount or commission, upon consummation of this offering and 90,000 shares of restricted stock to be issued to our executive officers pursuant to our 2002 Long-Term Incentive Plan. Assumes no exercise of the underwriters’ over-allotment option to purchase up to an additional 750,000 shares of common stock.

Use of Proceeds

The net proceeds from the sale of 5,000,000 shares of our common stock, based on an offering price of $10.00 per share, will be approximately $46.0 million, after deducting underwriting discounts and commissions and estimated expenses of the offering. We intend to use the net proceeds from this offering to acquire mortgage securities consistent with our asset allocation policy. We then intend to increase our investment assets by borrowing against these mortgage securities through reverse repurchase agreements and using the proceeds of such borrowings to acquire additional mortgage securities. Pending such investments, we will place the net proceeds in interest-bearing bank accounts or purchase readily-marketable, short-term interest-bearing securities.

Distribution Policy

To maintain our qualification as a REIT, we intend to make annual distributions to our stockholders of at least 90% of our taxable income (which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles (GAAP)). Unlike equity REITs, which invest primarily in income-producing real estate and therefore incur substantial non-cash expenses as a result of the depreciation of their properties, we do not expect to incur significant non-cash charges against income calculated in accordance with either generally accepted accounting principles or tax-basis accounting rules. Accordingly, in general we do not expect to make distributions that would result in a return of capital for either book or tax purposes. However, our entire distribution policy is subject to revision at the discretion of our board of directors. All distributions in excess of those required for us to maintain REIT status will be made at the discretion of our board of directors and will depend on our taxable income, our financial condition and such other factors as our board of directors deems relevant. We have not established a minimum distribution level.

Our charter allows us to issue preferred stock that could have a preference on dividend payments. We currently have no intention to issue any preferred stock, but if we do, the dividend preference on the preferred stock could limit our ability to make a dividend distribution to our common stockholders.

We anticipate adopting in the future a dividend reinvestment plan that allows our stockholders that have enrolled in the plan to reinvest their distributions automatically in additional shares of common stock.

RISK FACTORS

An investment in our common stock involves various risks. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing our common stock. The risks discussed in this prospectus can adversely affect our business, operating results, prospects and financial condition. This could cause the market price of our common stock to decline and could cause you to lose all or part of your investment.

Risks Related to Our Business

We currently have no operations; commencement of our operations is dependent upon consummation of this offering.

We were organized in March 2002 and currently have only nominal capitalization, currently equal to $1,000 in cash. Consequently, we are dependent on the net proceeds of the offering to commence our business operations.

We currently own no mortgage-related assets.

We have not identified any specific mortgage-related assets to purchase with the net proceeds of this offering. Our net income will depend on our ability to acquire mortgage-related assets on acceptable terms and at favorable spreads over our borrowing costs. If we are unable to acquire mortgage-related assets, our results of operations will be adversely affected.

The availability of mortgage-related assets meeting our criteria depends upon, among other things, the level of activity and quality of and demand for securities in the mortgage securitization and secondary markets. The market for mortgage securities depends upon various factors including the size of and level of activity in the residential real estate market, the level of and difference between short-term and long-term interest rates, incentives for issuers to securitize mortgage loans and demand for mortgage securities by institutional investors. The size and level of activity in the residential real estate lending market depends on various factors, including the level of interest rates, regional and national economic conditions and real estate values. To the extent we are unable to acquire a sufficient volume of mortgage-related assets meeting our criteria, our results of operations would be adversely affected. Furthermore, we cannot assure you that we will be able to acquire sufficient mortgage-related assets at spreads above our costs of funds.

Because our executive officers will have broad discretion to allocate proceeds, they may acquire mortgage securities or other assets where the investment returns are substantially below expectations or which result in net operating losses.

Our executive officers will have broad discretion, within the general investment criteria established by our board of directors, to allocate the proceeds of the offering and to determine the timing of investment of such proceeds. Such discretion could result in allocation of proceeds to assets where the investment returns are substantially below expectations or which result in net operating losses, which would materially and adversely affect our business, operations and results.

Our executive officers have no experience operating a public company.

None of our executive officers has any experience managing a public company. This inexperience on the part of our officers could have an adverse effect on our operations.

Our leveraging strategy increases the risks of our operations.

We generally expect to borrow between eight and twelve times the amount of our equity, although our borrowings may at times be above or below this amount. We will incur this leverage by borrowing against our mortgage securities. In the following ways, the use of leverage increases our risk of loss and may reduce our net income by increasing the risks associated with other risk factors, including particularly a decline in the market value of our mortgage securities:

•
The use of leverage increases our risk of loss resulting from various factors, including rising interest rates, increased interest rate volatility, downturns in the economy or reductions in the availability of financing.

•
A majority of our borrowings will be secured by our mortgage securities, generally under reverse repurchase agreements. The amount borrowed under a reverse repurchase agreement is based on the market value of the mortgage assets pledged to secure the borrowings. A decline in the market value of the mortgage securities used to secure these debt obligations could limit our ability to borrow or result in lenders requiring us to pledge additional collateral to secure our borrowings. In that situation, we could be required to sell mortgage securities under adverse market conditions in order to obtain the additional collateral required by the lender or to pay down our borrowings. If these sales are made at prices lower than the carrying value of the mortgage securities, we would experience losses.

•
A default of a mortgage-related asset that is collateral for a loan could also result in an involuntary liquidation of the mortgage-related asset, including any cross-collateralized mortgage securities. This would result in a loss to us of the difference between the value of the mortgage-related asset upon liquidation and the carrying value of the mortgage-related asset.

•
To the extent we are compelled to liquidate qualified REIT assets to repay debts, our compliance with the REIT rules regarding our assets and our sources of income could be negatively affected, which would jeopardize our status as a REIT. Losing our REIT status would cause us to lose tax advantages applicable to REITs and may decrease our overall profitability and distributions to our stockholders.

•
To the extent we are compelled to liquidate assets to repay debts, our compliance with the Investment Company Act rules regarding our assets could be negatively affected, which would jeopardize our exemption from the Investment Company Act. Losing our exemption would require us to comply with regulations applicable to investment companies, which could decrease our overall profitability and distributions to our stockholders.

A disproportionate rise in short-term interest rates as compared to longer-term interest rates may adversely affect our income.

The relationship between short-term and longer-term interest rates is often referred to as the “yield curve.” Ordinarily, short-term interest rates are lower than longer-term interest rates. If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because our assets, on average, generally will bear interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net income and the market value of our net assets. Additionally, to the extent cash flows from investments that return scheduled and unscheduled principal are reinvested, the spread between the yields of the new investments and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event our borrowing costs may exceed our interest income and we could incur operating losses.

Interest rate mismatches between our adjustable-rate mortgage securities and our borrowings used to fund our purchases of these securities may reduce our income during periods of changing interest rates.

We expect to fund most of our acquisitions of adjustable-rate mortgage securities with borrowings that have interest rates that adjust more frequently than the interest rate indices and repricing terms of our mortgage securities. Accordingly, if short-term interest rates increase, our borrowing costs may increase faster than the interest rates on our adjustable-rate securities adjust. As a result, in a period of rising interest rates, we could experience a decrease in net income or a net loss.

Most of the mortgage securities we intend to acquire are adjustable-rate securities. This means that their interest rates may vary over time based upon changes in an identified short-term interest rate index. In most cases the interest rate indices and repricing terms of the mortgage securities that we acquire and our borrowings will not be identical, thereby potentially creating an interest rate mismatch between our investments and our borrowings. While the historical spread between relevant short-term interest rate indices has been relatively stable, there have been periods when the spread between these indices was volatile. During periods of changing interest rates, these interest rate index mismatches could reduce our net income or produce a net loss, and adversely affect our dividends and the market price of our common stock.

Interest rates are highly sensitive to many factors, including governmental, monetary and tax policies, domestic and international economic and political considerations and other factors, all of which are beyond our control.

Interest rate caps on our adjustable-rate mortgage securities may reduce our income or cause us to suffer a loss during periods of rising interest rates.

The mortgage loans underlying our adjustable-rate securities typically will be subject to periodic and lifetime interest rate caps. Additionally, we may invest in ARMs with an initial “teaser” rate that will provide us with a lower than market interest rate initially, which may accordingly have lower interest rate caps than ARMs without such teaser rates. Periodic interest rate caps limit the amount an interest rate can increase during a given period. Lifetime interest rate caps limit the amount an interest rate can increase through maturity of a mortgage loan. If these interest rate caps apply to the mortgage loans underlying our adjustable-rate securities, the interest distributions made on the related securities will be similarly impacted. Our borrowings will not be subject to similar interest rate caps. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation while caps would limit the interest distributions on our adjustable-rate mortgage securities. Further, some of the mortgage loans underlying our adjustable-rate mortgage securities may be subject to periodic payment caps that result in a portion of the interest on those loans being deferred and added to the principal outstanding. As a result, we could receive less interest distributions on adjustable-rate mortgage securities, particularly those with an initial teaser rate, than we need to pay interest on our related borrowings. These factors could lower our net interest income, cause us to suffer a net loss or cause us to incur additional borrowings to fund interest payments during periods of rising interest rates.

An increase in interest rates may adversely affect our book value.

Increases in interest rates may negatively affect the market value of our mortgage-related assets. Our fixed-rate securities generally will be more negatively affected by these increases than adjustable-rate securities. In accordance with accounting rules, we will be required to reduce our stockholders’ equity, or book value, by the amount of any decrease in the market value of our mortgage-related assets. We will be required to evaluate our securities on a quarterly basis to determine their fair value by using third party bid price indications provided by dealers who make markets in these securities or by third-party pricing services. If the fair value of a security is not available from a dealer or third-party pricing service, we will estimate the fair value of the security using a variety of methods including, but not limited to, discounted cash flow analysis, matrix pricing, option-adjusted spread models and fundamental analysis. Aggregate characteristics taken into consideration include, but are not limited to, type of collateral, index, margin, periodic cap, lifetime cap, underwriting standards, age and delinquency experience. However, the fair value reflects estimates and may not be indicative of the amounts we would receive in a current market exchange. If we are required by accounting rules to reduce the value of one or more mortgage securities on our balance sheet, then our stockholders’ equity would be correspondingly reduced. Reductions in stockholders’ equity decrease the amounts we may borrow to purchase additional securities, which could restrict our ability to increase our net income.

Changes in prepayment rates on our mortgage securities may decrease our net interest income.

Pools of mortgage loans underlie the mortgage securities that we intend to acquire. We will generally receive principal distributions from the principal payments that are made on these underlying mortgage loans. When borrowers repay their mortgage loans faster than expected, this will result in prepayments that are faster than expected on the mortgage securities. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors, all of which are beyond our control. Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans. Faster than expected prepayments could adversely affect our profitability, including in the following ways:

•
We may often purchase mortgage securities that have a higher interest rate than the market interest rate at the time of purchase. In exchange for this higher interest rate, we would be required to pay a premium over the face amount of the security to acquire the security. In accordance with accounting rules, we would amortize this premium over the anticipated term of the mortgage security. If principal distributions are received faster than anticipated, we would be required to expense the premium faster.

•
We may not be able to reinvest the principal distributions received on mortgage securities in similar new mortgage securities and, to the extent that we can do so, the effective interest rates on the new mortgage securities will likely be lower than the yields on the mortgages that were prepaid.

We also may acquire mortgage securities at a discount. If the actual prepayment rates on a discount mortgage security are slower than anticipated at the time of purchase, we would be required to recognize the discount as income more slowly than anticipated. This would adversely affect our profitability. Slower than expected prepayments also may adversely affect the market value of a discount mortgage security.

We may incur increased borrowing costs related to reverse repurchase agreements and that would adversely affect our profitability.

We expect substantially all of our borrowings to be collateralized borrowings in the form of reverse repurchase agreements. If the interest rates on these reverse repurchase agreements increase at a rate higher than the increase in rates payable on our investments, that would adversely affect our profitability.

We expect that our borrowing costs under repurchase agreements will generally correspond to short-term interest rates such as LIBOR or a short-term Treasury index, plus or minus a margin. The margins on these borrowings over or under short-term interest rates may vary depending upon:

•	the movement of interest rates;

•	the availability of financing in the market; and

•	the credit quality, value and liquidity of our mortgage securities.

If we are unable to renew our borrowings at favorable rates, our profitability may be adversely affected.

Since we rely primarily on short-term borrowings, our ability to achieve our investment objectives depends not only on our ability to borrow money in sufficient amounts and on favorable terms, but also on our ability to renew or replace on a continuous basis our maturing short-term borrowings. If we are not able to renew or replace maturing borrowings, we would have to sell some or all of our assets, possibly under adverse market conditions.

Our use of reverse repurchase agreements to borrow funds may give our lenders greater rights in the event that either we or a lender file for bankruptcy.

Our borrowings under reverse repurchase agreements may qualify for special treatment under the bankruptcy code, giving our lenders the ability to avoid the automatic stay provisions of the bankruptcy code and to take possession of and liquidate our collateral under the reverse repurchase agreements without delay in the event that we file for bankruptcy. Furthermore, the special treatment of repurchase agreements under the bankruptcy code may make it difficult for us to recover our pledged assets in the event that a lender files for bankruptcy. Thus, our use of repurchase agreements will expose our pledged assets to risk in the event of a bankruptcy filing by either a lender or us.

Our asset allocation policy allows for up to ten percent of our assets to be loans other than high-quality mortgage securities. If the credit quality declines or there are defaults on the investments, we may suffer losses.

Our asset allocation policy allows us to acquire a material amount of lower credit quality investment securities, some of which may not be investment grade. These possible investments may include equity securities, interests in mortgage-related collateralized bond obligations, subordinated interests in mortgages, commercial mortgage loans and securities, and CMOs. If there are defaults on these securities or if the rating agencies downgrade the credit quality of these securities that are investment grade, then we may incur losses and our profitability would decline. Additionally, these investments are generally less liquid than GNMA, FNMA, or FHLMC certificates. Such limited liquidity could adversely impact our ability to dispose of these assets at favorable prices or to meet other liquidity needs.

Competition may prevent us from acquiring mortgage-related assets at favorable yields, which would negatively impact our profitability.

Our net income will largely depend on our ability to acquire mortgage-related assets at favorable spreads over our borrowing costs. In acquiring mortgage-related assets, we expect to compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, mutual funds, other lenders and other entities that purchase mortgage-related assets, many of which have greater financial resources than we do. As a result, we may not in the future be able to acquire sufficient mortgage-related assets at favorable spreads over our borrowing costs. If that occurs, our profitability will decline.

Because assets we expect to acquire may experience periods of illiquidity, we may lose profits or be prevented from earning capital gains if we cannot sell mortgage-related assets at an opportune time.

We bear the risk of being unable to dispose of our mortgage-related assets at advantageous times or in a timely manner because mortgage-related assets generally experience periods of illiquidity. The lack of liquidity may result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale. As a result, the illiquidity of mortgage-related assets may cause us to incur losses.

If we lose any of our executive officers, our operating performance could suffer.

Because three of our executive officers collectively have a substantial amount of experience in the fixed income markets and have managed a mortgage REIT for nearly four years, upon closing of the offering we will depend on their experience and expertise to run our operations. Furthermore, other than our chief financial officer and the possibility of hiring administrative staff, we expect to have no other employees in the near future. We cannot assure you that our executive officers can be replaced with equally skilled and experienced professionals. Although all of our executive officers currently have employment agreements with us through the end of 2004, we cannot assure you of the continued employment of all of our officers. The loss of any of our executive officers could have a material adverse effect on our business and results of operations.

Additionally, in the past, Atlantic Capital invested in mortgage securities that may not have satisfied the requirements of the Section 3(c)(5)(C) exemption under the Investment Company Act. See “Prior Performance Summary of Atlantic Capital.” As a result, we cannot assure you that the SEC will not take enforcement action against Atlantic Capital or our officers in their capacities as officers of Atlantic Capital.

Our executive officers may allocate mortgage-related opportunities to Atlantic Capital, and thus may divert attractive investment opportunities away from us.

Three of our executive officers, Michael Hough, Benjamin Hough and William Gibbs, are also executive officers and directors of Atlantic Capital. Kenneth Steele serves as our chief financial officer and also as chief financial officer of Atlantic Capital. Our executive officers, who collectively own approximately 2.4% of the outstanding common stock of Atlantic Capital on a fully diluted basis, intend to continue in such capacities with Atlantic Capital. See “Certain Relationships and Related Transactions.” These dual responsibilities will create conflicts of interest for these officers if they are presented with opportunities that may equally benefit us and Atlantic Capital. These officers intend to allocate investments between our portfolio and Atlantic Capital by determining the entity or account for which they believe the investment opportunity is most suitable. In making this determination, these officers will consider the investment strategy and guidelines of each entity with respect to acquisition of assets, portfolio needs, market conditions, cash flow and other factors that they deem appropriate. Our executive officers generally have no obligation to make any specific investment opportunities available to us, and the above mentioned conflicts of interest may result in decisions or allocations of securities that may benefit one entity more than the other.

In addition, while our employment agreements with our executive officers obligate them to spend substantially all of their working hours on behalf of business for us, the agreements do allow them to engage in work for charitable organizations, to manage their own investments, and to continue to work on behalf of Atlantic Capital. While our executive officers will devote the vast majority of their time to our business (we expect them to spend an average of at least 35 hours per week working for us), their ability to engage in these other business activities could reduce the time and effort they spend managing us.

Our board of directors may change our operating policies and strategies without prior notice or stockholder approval, and such changes could harm our business, results of operations and stock price.

Our board of directors can modify our current operating policies and our strategies or waive limitations with respect thereto without prior notice and without stockholder approval. These modifications could include changes to our asset allocation policy or leverage policy, subject to compliance with our bylaw provisions designed to ensure compliance with the 1940 Act. Changes in our asset allocation policy or leverage policy could expose us to greater credit risk and interest rate risk or could result in a more leveraged balance sheet. We cannot predict the effect any changes to our current operating policies and strategies may have on our business, operating results and stock price. However, the effects may be adverse.

Because we may acquire fixed-rate securities or hybrid ARMs, an increase in interest rates may adversely affect our profitability.

While the majority of our investments are expected to consist of adjustable-rate mortgage securities, we may also invest in fixed-rate mortgage securities or hybrid ARMs, which have a fixed rate for an initial period of time and then become adjustable-rate securities. In a period of rising interest rates, the interest payments on our borrowings could increase while the interest payments we earn on our fixed-rate mortgage securities and the fixed-rate portion on our hybrid mortgage securities, would not change. As a result, our returns would be reduced.

Because our asset allocation policy permits us to invest up to 10% of our total portfolio in investments other than high-quality mortgage securities, we may invest in assets that bear greater credit, interest rate, prepayment or passive investment risks.

Our asset allocation policy permits us to invest up to 10% of our total portfolio in investments other than high-quality mortgage securities, such as other investment-grade mortgage assets, other real estate-related investments (which may not be investment grade) that management determines are consistent with our asset allocation policy and with our tax status as a REIT, and the securities of other REITs. If we acquire investments of lower credit quality, our profitability may decline and we may incur losses if there are defaults on assets underlying those investments or if the rating agencies downgrade the credit quality of those investments.

Investments in other REITs involves obtaining interests in real estate-related investments indirectly, which carries the following risks:

•	Returns on investments are not directly linked to returns on the investee companies’ assets.

•	We may have no ability to affect the management, investment decisions or operations of the investee.

•	Prices of publicly-traded securities are likely to be volatile.

•	Disposition value of investments is dependent upon general and specific market conditions.

Hedging against interest rate exposure may adversely affect our earnings.

We may enter into interest rate hedging agreements that limit, or “hedge,” the adverse effects of rising interest rates on our short-term repurchase agreements. Our hedging activity will vary in scope based on the level and volatility of interest rates and principal repayments, the type of mortgage securities held and other changing market conditions. These techniques may include entering into interest rate swap agreements or interest rate cap or floor agreements, purchasing or selling futures contracts, purchasing put and call options on securities or securities underlying futures contracts, or entering into forward rate agreements. We have not implemented a policy or procedures to address the risks involved in using such hedging instruments. However, there are no perfect hedging strategies, and interest rate hedging may fail to protect us. In addition, these hedging strategies may adversely affect us because hedging activities involve an expense that we will incur regardless of the effectiveness of the hedging activity. Hedging activities could result in losses if the event against which we hedge does not occur. Additionally, interest rate hedging could fail to protect us or adversely affect us because, among other things:

•	Available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought.

•	The duration of the hedge may not match the duration of the related liability.

•	The party owing money in the hedging transaction may default on its obligation to pay.

•	The credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction.

•
The value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair value. Downward adjustments, or “mark-to-market losses,” would reduce our stockholders’ equity.

Risks Related to Our Status as a REIT

If we do not qualify as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability.

We expect to operate so as to qualify as a REIT under the Internal Revenue Code. However, qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only a limited number of judicial or administrative interpretations exist. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

•
we would be taxed as a regular domestic corporation, which, among other things, means being unable to deduct distributions to stockholders in computing taxable income and being subject to federal income tax on our taxable income at regular corporate rates;

•	any resulting tax liability could be substantial and would reduce the amount of cash available for distribution to stockholders; and

•
unless we were entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a REIT for the subsequent four taxable years following the year during which we lost our qualification, and thus, our cash available for distribution to stockholders would be reduced for each of the years during which we did not qualify as a REIT.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets. Any of these taxes would decrease cash available for distribution to our stockholders. See “Federal Income Tax Consequences of Our Status as a REIT—Federal Income Taxation.”

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

In order to qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may substantially limit our ability to hedge mortgage securities and related borrowings by requiring us to limit our income in each year from qualified hedges, together with any other income not generated from qualified real estate assets, to no more than 25% of our gross income. In addition, we must limit our aggregate income from nonqualified hedging transactions, from our provision of services and from other non-qualifying sources to no more than 5% of our annual gross income. As a result, we may have to limit our use of advantageous hedging techniques. This could result in greater risks associated with changes in interest rates than we would otherwise want to incur. If we were to violate the 25% or 5% limitations, we may have to pay a penalty tax equal to the amount of income in excess of those limitations, multiplied by a fraction intended to reflect our profitability. If we fail to satisfy the REIT gross income tests, unless our failure was due to reasonable cause and not due to willful neglect, we could lose our REIT status for federal income tax purposes.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

In order to qualify as a REIT, we must also ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer and no more than 20% of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments.

Complying with REIT requirements may force us to borrow to make distributions to stockholders.

As a REIT, we must distribute at least 90% of our annual taxable income (subject to certain adjustments) to our stockholders. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws.

From time to time, we may generate taxable income greater than our net income for financial reporting purposes due to, among other things, amortization of capitalized purchase premiums, or our taxable income may be greater than our cash flow available for distribution to stockholders. If we do not have other funds available in these situations, we could be required to borrow funds, sell a portion of our mortgage securities at disadvantageous prices or find another alternative source of funds in order to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity.

Risk Factors Related to this Offering and Our Corporate Structure

We cannot assure you that a public market for our common stock will develop.

Prior to the offering, there has not been a public market for our common stock, and we cannot assure you that a regular trading market for the shares of common stock offered hereby will develop or, if developed, that any such market will be sustained. In the absence of a public trading market, an investor may be unable to liquidate an investment in our common stock. The initial public offering price has been determined by us and the representatives of the underwriters. We cannot assure you that the price at which the shares of common stock will sell in the public market after the closing of the offering will not be lower than the price at which they are sold by the underwriters. See “Underwriting.” While there can be no assurance that a market for the common stock will develop, we intend to apply for listing of our shares of common stock on the American Stock Exchange under the symbol “FYC.”

We have not established a minimum dividend payment level and there are no assurances of our ability to pay dividends in the future.

We intend to pay quarterly dividends and to make distributions to our stockholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code. We have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. There are no assurances of our ability to pay dividends in the future. In addition, some of our distributions may include a return of capital.

Failure to maintain an exemption from the Investment Company Act would adversely affect our results of operations.

We believe that we will conduct our business in a manner that allows us to avoid being regulated as an investment company under the 1940 Act. Under Section 3(c)(5)(C), the 1940 Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate.” The staff of the SEC has provided guidance on the availability of this exemption. Specifically, the staff’s position generally requires us to maintain at least 55% of our assets directly in qualifying real estate interests. In order to constitute a qualifying real estate interest under this 55% requirement, a real estate interest must meet various criteria. Mortgage securities that do not represent all of the certificates issued with respect to an underlying pool of mortgages may be treated as securities separate from the underlying mortgage loans and, thus, may not qualify for purposes of the 55% requirement. Our ownership of these mortgage securities, therefore, is limited by the provisions of the 1940 Act. Accordingly, our bylaws require us to maintain at least 55% of our assets in whole pools of mortgages issued by GNMA, FNMA or FHLMC. We may not vary from this requirement without an opinion from legal counsel that such alternative investments will allow us to continue to be exempt from regulation under the 1940 Act. We may, consistent with our investment allocation guidelines and the 1940 Act, invest up to 45% of our assets in partial pools of mortgages and other real estate-related investments.

Competition may prevent us from acquiring mortgage securities that meet the 55% requirement at favorable yields or from acquiring sufficient qualifying securities to comply with the mortgage exemption under the 1940 Act. If we fail to continue to qualify for an exemption from registration as an investment company, our ability to use leverage would be substantially reduced and we would be unable to conduct our business as planned.

Our charter does not permit ownership in excess of 9.8% of our capital stock, and attempts to acquire our capital stock in excess of the 9.8% limit are void without prior approval from our board of directors.

For the purpose of preserving our REIT qualification and for other reasons, our charter prohibits direct or constructive ownership by any person of more than 9.8% of the lesser of the total number or value of the outstanding shares of our common stock or more than 9.8% of the outstanding shares of our preferred stock. Our charter’s constructive ownership rules are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of the outstanding stock, and thus be subject to our charter’s ownership limit. Any attempt to own or transfer shares of our common or preferred stock in excess of the ownership limit without the consent of the board of directors will be void, and could result in the shares being automatically transferred to a charitable trust.

Because provisions contained in Maryland law, our charter and our bylaws may have an anti-takeover effect, investors may be prevented from receiving a “control premium” for their shares.

Provisions contained in our charter and bylaws, as well as Maryland general corporation law, may have anti-takeover effects that delay, defer or prevent a takeover attempt, which may prevent stockholders from receiving a “control premium” for their shares. For example, these provisions may defer or prevent tender offers for our common stock or purchases of large blocks of our common stock, thereby limiting the opportunities for our stockholders to receive a premium for their common stock over then-prevailing market prices. These provisions include the following:

•	Ownership limit. The ownership limit in our charter limits related investors, including, among other things, any voting group, from acquiring over 9.8% of our common stock without our permission.

•
Preferred stock.    Our charter authorizes our board of directors to issue preferred stock in one or more classes and to establish the preferences and rights of any class of preferred stock issued. These actions can be taken without soliciting stockholder approval. The issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders’ best interests.

•
Staggered board.    The directors on our board of directors elected by the holders of our common stock are divided into three classes, and each of these directors serves for a three-year term. As a result, it generally is not possible to elect a majority of our directors in any single year. This staggering of our board may discourage offers for us or make an acquisition of us more difficult, even when an acquisition is in the best interest of our stockholders.

•
Maryland business combination statute.    Maryland law restricts the ability of holders of more than 10% of the voting power of a corporation’s shares to engage in a business combination with the corporation.

•	Maryland control share acquisition statute. Maryland law limits the voting rights of “control shares” of a corporation in the event of a “control share acquisition.”

Future offerings of debt securities, which would be senior to our common stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, would have a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements. Such statements include, in particular, statements about our plans, strategies and prospects described under “Summary” and “Business.” You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control.

These forward-looking statements are subject to various risks and uncertainties, including those discussed above under “Risk Factors,” could cause our actual results to differ materially from those projected in any forward-looking statement we make. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

The net proceeds from the sale of 5,000,000 shares of our common stock, based on an offering price of $10.00 per share, will be approximately $46.0 million after deducting underwriting discounts and commissions and estimated expenses of the offering. We intend to use the net proceeds from this offering to acquire mortgage-related assets consistent with our investment policy. We then intend to increase our investment assets by borrowing against these mortgage-related assets and using the proceeds of such borrowings to acquire additional mortgage-related assets. Pending such investments, we will place the net proceeds in interest-bearing bank accounts or in readily marketable, interest-bearing securities.

DISTRIBUTION POLICY

To maintain our qualification as a REIT, we intend to make annual distributions to our stockholders of at least 90% of our taxable income (which does not necessarily equal net income as calculated in accordance with GAAP). Unlike equity REITs, which invest primarily in income-producing real estate and therefore incur substantial non-cash expenses as a result of the depreciation of their properties, we do not expect to incur significant non-cash charges against income calculated in accordance with either generally accepted accounting principles or tax-basis accounting rules. Accordingly, in general we do not expect to make distributions that would result in a return of capital for either book or tax purposes. However, our distribution policy is subject to revision at the discretion of our board of directors. All distributions in excess of those required for us to maintain REIT status will be made at the discretion of our board of directors and will depend on our taxable income, our financial condition and such other factors as our board of directors deems relevant. We have not established a minimum distribution level.

Our charter permits us to issue preferred stock. Such preferred stock, if issued, would likely have a preference on dividend payments, which could limit our ability to make a dividend distribution to the holders of our common stock. We do not currently intend to issue any preferred stock.

We anticipate adopting in the future a dividend reinvestment plan that allows our stockholders that have enrolled in the plan to reinvest their distributions automatically in additional shares of common stock.

CAPITALIZATION

The following table sets forth our capitalization as of the date of this prospectus and as adjusted to reflect the sale of the common stock offered hereby.

	Actual	As Adjusted(1)
Long-Term Debt	—	—
Stockholders’ equity:
Common stock	$1	$50,001
Preferred stock	—	—
Additional paid-in capital	999	49,950,999

Total capitalization	$1,000	$50,001,000

(1)
Before deducting underwriting discounts and commissions of $3,500,000, and estimated offering expenses of $500,000, payable by us and assuming no exercise of the underwriters’ over-allotment option to purchase up to an additional 750,000 shares of common stock.

DILUTION

The initial price per share to the public of the common stock offered hereby will exceed the pro forma net tangible book value per share after the offering. Therefore, purchasers of the common stock in the offering will realize an immediate dilution in the net tangible book value of their shares. Pro forma net tangible book value per share is determined by subtracting our total liabilities from our total tangible assets and dividing the remainder by the number of shares of common stock that will be outstanding after the offering. The following table illustrates the dilution to purchasers of shares sold in the offering, based on the initial public offering price of $10.00 per share.

Initial price per share to the public (1)	$10.00
Net tangible book value per share prior to the offering	$10.00
Decrease in net tangible book value per share attributable to the underwriters’ discounts and estimated expenses of the offering	$(0.80)
Pro forma net tangible book value per share after the offering, before the issuance of restricted stock	$9.20
Decrease in net tangible book value per share attributable to the issuance of restricted stock (2)	$(0.16)
Pro forma net tangible book value per share after the offering (3)	$9.04
Dilution per share sold in the offering	$0.96

(1)	Before deducting the underwriters’ discount and estimated expenses of the offering.
(2)
We expect to issue 90,000 shares of restricted stock to our executive officers pursuant to our 2002 Long-Term Incentive Plan upon consummation of the offering. Although dividends will be paid on all restricted stock, whether or not vested, at the same rate and on the same date as on shares of our common stock, our executive officers will be prohibited from selling such shares until they vest. Subject to the subject officer’s continued employment with us and until our stockholders’ equity exceeds $80 million, all of the shares of restricted stock will vest at the rate of 10% per year beginning on the first anniversary of the date of grant. At the time that our stockholders’ equity first exceeds $80 million, if ever, the remaining unvested shares of restricted stock will begin vesting thereafter at the rate of 20% per year.

(3)	Based on an initial price per share of $10, the offering price per share will be equal to 111% of the book value per share.

PLAN OF OPERATION

We have been organized to operate so as to qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code and, as such, anticipate distributing annually substantially all of our taxable income. See “Distribution Policy” and “Federal Income Tax Consequences of Our Status as a REIT—Requirements for Qualification” and “—Annual Distribution Requirements.”

Our principal sources of funds will be the net proceeds of this offering and secured borrowings (primarily reverse repurchase agreements) or the issuance of debt or additional equity securities. We anticipate that we will incur short-term borrowings immediately after the net proceeds of the offering have been invested. We expect to borrow generally between eight and twelve times the amount of our equity capital, although our borrowings may vary periodically depending on market conditions. Our revenue will consist primarily of interest income and other revenues from our investments in mortgage-related assets. We believe that the net proceeds of the offering, combined with cash flow from operations and the utilization of borrowings, will be sufficient to enable us to meet anticipated liquidity requirements. If our cash resources are at any time insufficient to satisfy our liquidity requirements, we may be required to liquidate some of our mortgage-related assets, incur debt or sell additional equity securities. We have been in discussions with a variety of lenders, and upon completion of this offering, we expect to have available financing facilities that will enable us to borrow up to $700 million. The terms we have discussed with lenders involve using reverse repurchase agreements for terms of 30 days, with the ability to extend the term of agreements up to six months or longer, depending on market conditions. Nevertheless, we cannot assure you that financing will be available to us on favorable terms, or at all.

Virtually all of our assets are expected to be financial in nature. As a result, interest rates and other factors are expected to affect our performance to a greater extent than inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. We intend to prepare and present our financial statements in accordance GAAP; however, our distributions to stockholders will be determined by our net income as calculated for tax purposes. In each case, our results of operations and balance sheet will be measured with reference to historical cost or fair market value without considering inflation.

We will record all of the securities we purchase as “available for sale.” We will value our mortgage-backed securities at fair value using standard industry practice, generally by using third-party market bid indications provided by dealers who make markets in these securities or by third-party pricing services. If the fair value of a security is not available from a dealer or third-party pricing service, we will estimate the fair value using a variety of methods including, but not limited to, discounted cash flow analysis, matrix pricing, option-adjusted spread models and fundamental analysis. In doing so, we will consider a variety of characteristics, including without limitation, type of collateral, index, margin, periodic cap, lifetime cap, underwriting standards, age and delinquency experience. However, the fair value reflects estimates and may not be indicative of the amounts we would receive in a current market exchange.

Our income as calculated for tax purposes may differ from income as calculated according to GAAP. For example, we might take a reserve for credit losses that would affect GAAP income whereas only actual credit losses are deducted in calculating taxable income. In addition, general and administrative expenses may differ between tax accounting and GAAP due to differing treatment of leasehold amortization, certain stock compensation expenses and other items.

As noted above, the distinction between taxable income and GAAP income is important to our stockholders because distributions are declared on the basis of taxable income. While we generally will not be required to pay taxes as long as we satisfy the REIT provisions of the Internal Revenue Code and distribute all of our taxable income, each year we will be required to complete a corporate federal income tax return wherein taxable income is calculated. This taxable income level determines the amount of distributions we can pay out over time.

BUSINESS

Our Strategy

We are a newly-formed, self-managed mortgage REIT that will invest in and manage a portfolio consisting primarily of high-quality, short-duration and adjustable-rate single-family residential mortgage securities. We consider securities to be “high-quality” securities if they are issued by a U.S. Government agency, a U.S. Government sponsored entity or a private issuer that is rated AA or better by Moody’s or Standard & Poor’s. We consider securities to be “short-duration” securities if they bear interest rates that reset at least once every three years or have an effective duration of two years or less. We intend to finance our purchase of these mortgage securities with the net proceeds of this offering and borrowings. Our principal goal will be to generate net income for distribution to our stockholders, through regular quarterly dividends, from the spread between the interest income on our portfolio and the interest costs of our borrowings and other expenses. We believe that our focus on short-duration and adjustable-rate residential mortgage securities will reduce the impact of changes in interest rates on the market value of our portfolio and on our net interest income.

Managing the duration risk of our portfolio is important because the market value of a security with a shorter duration generally will decline less than the market value of a security with a comparatively longer duration during periods of rising interest rates. Conversely, during periods of declining interest rates, the market value of a short-duration security generally will increase less than a longer-duration security. The duration of a mortgage security is a relative measure of the anticipated change in the market value of the security for a given change in market interest rates. Mortgage securities that have interest rates that adjust periodically generally have a shorter duration than mortgage securities that have a fixed interest rate.

Investment Strategy

We currently intend to use the following asset allocation policy in building and managing our portfolio:

Mortgage Securities.    At least 90% of our total assets will consist of high-quality mortgage securities with an implied rating of AAA that are issued by GNMA, FNMA and FHLMC, other mortgage securities that are rated AA or better by Moody’s or Standard & Poor’s and cash or cash equivalents.

•
At least 50% of our mortgage securities will consist of adjustable rate securities, called one-year ARMs, that have an interest rate that resets at least annually, other securities that have an expected duration at the time of acquisition of approximately one year, other investments that mature within approximately one year or have interest rate repricings within approximately one year and cash or cash equivalents. We will invest in ARMs that have a variety of interest rate reset characteristics in order to help manage the effects of changing interest rates on the market value of our portfolio as well as the periodic and lifetime caps. We will at times buy ARMs with an initial “teaser” rate which will provide us with a lower than market interest rate for one year and lower the interest rate caps associated with these securities. We will invest in ARM pools that have both singular reset dates as well as multiple reset dates.

•
The remainder of our mortgage securities may consist of adjustable-rate mortgage securities with interest rates that reset more than one year from the date of our purchase, such as hybrid ARMs, and fixed-rate mortgage securities. Hybrid ARMs have a fixed rate for an initial period of time, typically 3-5 years from issuance, and after that period become adjustable-rate securities. Securities with interest-rate resets or expected durations in excess of three years at the time of purchase will comprise no more than 10% of our mortgage securities portfolio.

Other Investments.    The remainder of our investment portfolio, comprising not more than 10% of our total assets, may consist of other investment-grade (as determined by at least one of the nationally-recognized rating agencies) mortgage assets or other real estate-related investments (some of which may not be investment grade) that management determines to be consistent with our asset allocation policy and with our tax status as a REIT. We may also invest in the securities of other publicly-traded REITs that are traded on a national securities exchange or other automated quotation system.

To avoid being classified as an investment company under the 1940 Act, we will structure our investments to qualify for the exemption from the 1940 Act provided by Section 3(c)(5)(C) of that act. To qualify for such exemption, we must maintain at least 55% of our assets in certain types of mortgages and other liens on and interests in real estate and the remaining 45% of our assets must be primarily in real estate-related assets. To ensure compliance with this provision, our bylaws require us to invest at least 55% of our assets in whole pools of mortgages issued by GNMA, FNMA or FHLMC, which investments are treated as qualifying real estate assets for purposes of meeting the 55% test under Section 3(c)(5)(C) of the 1940 Act. Our bylaw provision allows us to vary from this requirement only upon receipt of an opinion from legal counsel that such alternative investment would allow us to continue to be exempt from registration under the 1940 Act.

Our asset allocation policy is designed to:

•
Mitigate fluctuations in the market value of our securities by allocating a significant portion of our portfolio to one-year ARMs or other investments that mature or have interest rate repricings within approximately one year;

•
Reduce the impact that changing interest rates have on net interest income by structuring our borrowings with interest rate adjustment periods that, on an aggregate basis, generally correspond to the maturities and interest rate adjustment periods of our mortgage securities;

•
Limit credit risk by acquiring high-quality securities because the risk of default by the mortgagee is absorbed by the securing agencies. The default risk to us on mortgages becomes greater as the credit quality of the security declines; and

•	Diversify our portfolio by varying the prepayment characteristics, price (premiums and discounts), geographic location and rate reset dates of the securities in our portfolio.

•	Maintain our qualifications as a REIT.

•	Maintain compliance with available exemptions from regulation as an investment company under the 1940 Act.

As of the date of this prospectus, we do not intend to engage in any of the following activities:

•	invest in the securities of other issuers for the purpose of exercising control;

•	underwrite securities of other issuers; or

•	offer securities in exchange for property.

Financing Strategy

To expand our holdings of mortgage securities, we intend to borrow against our mortgage securities using reverse repurchase agreements. Reverse repurchase agreements are effectively secured borrowings in which we agree to sell pledged assets to a lender at an agreed-upon price in return for the lender’s agreement to resell the same assets back to us at a future date at a higher price. We expect that our borrowings will generally have maturities that range from one month to one year. We intend to borrow generally between eight and twelve times the amount of our equity capital, although the level of our borrowings may vary periodically depending on market conditions. To retain flexibility to respond to opportunities, we initially expect to borrow less than 12 times the amount of our equity capital.

To date, pending consummation of this offering, we have been approved by the credit departments of seven financial institutions to borrow up to $700 million through reverse repurchase agreements. The terms and conditions of definitive reverse repurchase borrowing arrangements, which are also subject to final due diligence and approval by the lending institutions, will not be finalized until we actually acquire mortgage securities. We expect these financing arrangements to allow us to enter into 30-day reverse repurchase agreements with the possibility of extending the maturity of the reverse repurchase agreements to six months or more. We cannot assure you that financing will be available to us on favorable terms, or at all. If we are unable to obtain financing on favorable terms, or if we obtain financial commitments that are for substantially less than our targeted borrowing capacity of $700 million, our ability to execute our business plan will be materially adversely affected.

Our borrowing agreements may require us to deposit additional collateral if the market value of our pledged collateral declines or if unscheduled principal payments on the mortgages underlying our mortgage securities increase at a higher than anticipated rate. To reduce the risk that we would be required to sell portions of our portfolio at a loss to meet margin calls occurring when interest rates rise, we will maintain a balance of cash or cash equivalent reserves and a balance of unpledged mortgage securities to use as collateral for additional borrowings Management will determine the appropriate level of such reserves we will maintain based on current market conditions.

We will attempt to structure our borrowings, as closely as we deem effective, to have interest rate reset dates or maturities that closely correspond to the interest rate adjustments of our adjustable-rate mortgage securities. We expect borrowings under our reverse repurchase agreements to have interest rates that are based on prevailing short-term market rates. At times, we may finance the acquisition of our assets with other types of financings including commercial paper and other sources of credit.

Hedging Strategy

Our investment and financing strategies are designed to reduce any impact on our stockholders’ equity caused by the potential adverse effects of changes in interest rates on our assets and liabilities. Subject to complying with REIT requirements, we may also use hedging techniques to seek to mitigate the impact of certain adverse changes in interest rates on the value of our assets as well as the differences between the interest rate adjustments on our assets and borrowings. These techniques may include entering into interest rate swap agreements or interest rate cap or floor agreements, purchasing or selling futures contracts, purchasing put and call options on securities or securities underlying futures contracts, or entering into forward rate agreements.

We will attempt to mitigate the interest rate risks inherent in a leveraged mortgage securities portfolio in general by seeking to acquire and own assets with short durations or repricings within approximately one year or less and with staggered interest rate resets. However, the short term and variable nature of our borrowings and the potential possibility for maturity and repricing mismatch may at times create the need to seek to hedge portions of the investment portfolio.

ARMs generally are subject to lifetime and periodic interest rate caps and the borrowings used to finance these securities are not subject to equivalent caps. We may at times hedge the lifetime caps with the purchase of cap agreements.

Hedging transactions will be designed to limit fluctuations in our net interest income during periods of rising interest rates. Our policy is to hedge only for protection and not for speculative reasons. No hedging strategy can completely insulate us from risk, and certain federal income tax requirements that we must satisfy to maintain our status as a REIT may limit our ability to hedge. We will carefully monitor our hedging strategy to ensure that we do not realize excessive hedging income, or hold hedges having a notional principal balance in excess of the principal amount of our borrowings, which could result in our disqualification as a REIT. Additionally, hedging strategies may have significant transaction costs, which may reduce the overall return on our investments.

We will also attempt to lessen the adverse effects of changes in interest rates on unscheduled principal payments of the mortgage loans underlying our securities. To minimize the negative effects of prepayments on income, we will attempt to keep the average purchase price of our portfolio as close to par value as we deem economically suitable. We intend to diversify our portfolio by varying the prepayment characteristics, price (premiums and discounts), geographic location and rate reset dates of the securities in our portfolio.

However, there is no perfect hedging strategy and we will remain subject to risks inherent in owning a leveraged portfolio of mortgage assets, principally the risk that increases in our borrowing costs will increase by more than the interest rates on our investments. We have implemented a policy to limit our use of hedging instruments to only those techniques described above and to only enter into hedging transactions with counterparties that have a high-quality credit rating, but we cannot assure you that this policy will protect investors.

Changes in Strategies

Due to changes in market conditions, the market value and duration of our securities will fluctuate from time to time and may cause our portfolio allocations to fall outside our asset allocation policy guidelines. In such event, in consultation with our board of directors, we will determine whether we should reallocate our portfolio. Our board of directors may vary our asset allocation policy, our financing strategy or our hedging strategy at any time.

Our Investments

Mortgage Securities

Pass-Through Certificates.    We expect to invest principally in pass-through certificates, which are securities representing interests in pools of mortgage loans secured by residential real property in which payments of both interest and principal on the securities are generally made monthly, in effect, passing through monthly payments made by the individual borrowers on the mortgage loans which underlie the securities, net of fees paid to the issuer or guarantor of the securities. Early repayment of principal on some mortgage securities, arising from prepayments of principal due to sale of the underlying property, refinancing or foreclosure, net of fees and costs which may be incurred, may expose us to a lower rate of return upon reinvestment of principal. This is generally referred to as prepayment risk. Additionally, if a security subject to prepayment has been purchased at a premium, the value of the premium would be lost in the event of prepayment. Like fixed-income securities, when interest rates rise, the value of mortgage securities, including adjustable-rate mortgage securities, generally will decline.

When interest rates are declining, however, the value of mortgage securities with prepayment features may not increase as much as other fixed-income securities because the underlying mortgage borrowers may refinance their mortgage debt at lower rates. The rate of prepayments on underlying mortgages will affect the price and volatility of a mortgage security and may have the effect of shortening or extending the effective maturity and duration of the security beyond what was anticipated at the time of purchase. When interest rates rise, our holdings of mortgage securities may experience reduced returns if the owners of the underlying mortgages pay off their mortgages later than anticipated. This is generally referred to as extension risk.

Payment of principal and interest on some mortgage pass-through securities, although not the market value of the securities themselves, may be guaranteed by the full faith and credit of the U.S. government, including securities backed by GNMA, or by government-sponsored agencies or instrumentalities, including FNMA and FHLMC. Mortgage securities created by non-governmental issuers, including commercial banks, savings and loan institutions, private mortgage insurance companies, mortgage bankers and other secondary market issuers, may be supported by various forms of insurance or guarantees, including individual loan, title, pool and hazard insurance and letters of credit, which may be issued by governmental entities, private insurers or the mortgage poolers. To the extent that we purchase mortgage securities created by non-governmental issuers, if at all, we intend to purchase only mortgage securities that are rated in one of the two highest investment grade rating categories by at least one of the nationally-recognized rating agencies and cash or cash equivalents. These securities may nonetheless bear greater credit risk than securities issued by GNMA, FNMA and FHLMC.

The following describes the attributes of the pass-through certificates that we intend to acquire initially:

•
GNMA adjustable-rate securities:    These securities, called GNMA ARMs, are pass-through certificates representing interests in FHA/VA mortgage loans that are backed by the full faith and credit of the United States Government. The coupon on the underlying loans generally adjusts annually at the one-year constant maturity index (referred to as one-year CMT) plus 1.5%, with a 1.0% annual reset cap and floor and 5.0% lifetime cap.

•
FNMA and FHLMC adjustable-rate securities:    FNMA and FHLMC ARMs are generally pass-through certificates that are backed by pools of mortgage loans secured by single-family or multi-family residential properties. FNMA and FHLMC are privately-owned U.S. government-sponsored enterprises that guarantee the timely payment of principal and interest due on the underlying pool of mortgages. The coupon on the loans underlying FNMA and FHLMC adjustable-rate securities are generally indexed to the one-year CMT or one-year LIBOR. The coupon on such loans generally adjusts annually and has a 2.0% annual reset cap and floor and a 6.0% lifetime cap. Some coupons may also be indexed off varying LIBOR maturities and therefore may reset monthly, quarterly or annually.

•
FNMA and FHLMC hybrid adjustable-rate securities:    These securities, referred to as hybrid ARMs, are backed by pools of mortgage loans that have a fixed rate for an initial period of time, typically 3-5 years from issuance, and thereafter generally become adjustable-rate loans indexed at a margin to the one-year CMT with a 2.0% annual reset cap and floor and 6.0% lifetime cap.

•
Fixed-rate and other securities:    Fixed-rate securities are securities with stated interest rates that remain fixed for the life of the security. We generally do not intend to purchase fixed-rate to-be- announced pools. Other securities include other adjustable-rate mortgage securities backed by loans that have interest rates indexed to the one-year CMT or LIBOR, mortgage pass-through securities, collateralized mortgage obligations (CMOs), adjustable-rate mortgage loans, and other real estate related investments.

Interest rates on loans underlying adjustable-rate pass-through certificates are based on indices that adjust periodically. Typical indices include:

•	One-year CMT: The one-year CMT is the weekly average yield of constant maturity one-year treasury bonds as published by the Federal Reserve in its H15 report at the start of each week.

•
LIBOR:    LIBOR, or London InterBank Offering Rate, is the rate at which international banks offer to place deposits with each other for different maturities, ranging from one day to one year. These rates are updated daily and are often used as benchmarks from which other short-term rates are set.

Collateralized Mortgage Obligations.    Collateralized mortgage obligations, or CMOs, are mortgage securities that are structured into multiple classes, with each class having different principal and interest payment terms and a different stated maturity. Interest and principal on a CMOs are paid, in most cases, on a monthly basis and may bear interest at fixed or floating rates. CMOs may be collateralized by whole mortgage loans, but are more typically collateralized by portfolios of mortgage pass-through certificates guaranteed by GNMA, FHLMC or FNMA. Monthly payments of principal, including prepayments, are first returned to investors holding the shortest maturity class; investors holding the longer maturity classes receive principal only after the earlier classes have been retired. We will only consider Class A CMOs or CMO floating rate bonds that are collateralized by mortgage pass-through certificates that are guaranteed by GNMA, FHLMC or FNMA. Other classes of CMOs would typically have longer durations and increased price volatility than Class A CMOs or the pass-through certificates that we intend to acquire.

Other Mortgage-Related Assets

We may acquire other investments, some of which may not be considered investment grade. These other investment opportunities may include equity securities issued primarily by other REITs, interests in mortgage-related collateralized bond obligations, other subordinated interests in pools of mortgage-related assets, commercial mortgage loans and securities, and residential mortgage loans other than high-credit quality mortgage loans, provided such investments are consistent with our asset allocation policy and with our tax status as a REIT.

Competition

We will compete with a variety of institutional investors for the acquisition of mortgage securities that we deem attractive. These investors include other mortgage REITs, insurance companies, mutual funds, pension funds, banks and other financial institutions that invest in mortgage securities and other investment assets. Many of these investors have greater financial resources and access to lower costs of capital than we do. While there is generally a broad supply of liquid mortgage securities for companies like us to purchase, we cannot assure you that we will always be successful in acquiring mortgage securities that we deem are most suitable for us because of the number of other investors competing for the purchase of these securities.

Legal Proceedings

We are not a party to any pending legal proceedings.

PRIOR PERFORMANCE SUMMARY OF ATLANTIC CAPITAL

Our executive officers have managed the operations of Atlantic Capital Management, Inc., a privately-held mortgage REIT, since it began operations in 1998. Atlantic Capital has been a self-managed REIT since its formation. Atlantic Capital is the only program involving investments in mortgage securities or real estate which management or their affiliates have sponsored. This section summarizes Atlantic Capital’s prior performance. In addition, the Prior Performance Tables included in the back of this prospectus set forth information as to management’s experience in raising and investing funds (Table I), management’s compensation from Atlantic Capital (Table II), Atlantic Capital’s annual operating results (Table III), and details of Atlantic Capital’s sales of securities (Table V).

Atlantic Capital has financed the acquisition of its investment portfolio through equity capital and reverse repurchase agreements. Since its inception, Atlantic Capital has raised privately approximately $17.7 million in investment capital from approximately 125 investors and had an investment portfolio of approximately $240 million of mortgage securities at June 30, 2002.

From its inception in 1998, Atlantic Capital has primarily acquired interests in a variety of mortgage pools issued by GNMA, FNMA or FHLMC. From 1998 until the beginning of 2002, these investments did not represent the entire ownership interest in a particular pool of mortgages; rather they represented a fractional undivided interest in a particular pool. Atlantic Capital believed that the nature of its business and the type of its investors meant that it was exempt under the 1940 Act from registering as an investment company. The staff of the SEC has stated that to avail oneself of the exemption provided by Section 3(c)(5)(C) of the 1940 Act an issuer must invest at least 55% of its assets in mortgages and other liens on and interests in real estate, so-called “qualifying interests,” and the remaining 45% of its assets primarily in real estate-type interests.

In early March 2002, Atlantic Capital was advised by legal counsel that it was the SEC staff’s position that fractional (less than 100%) interests in GNMA, FNMA and FHLMC mortgage pools were not qualifying interests for purposes of the 55% test under Section 3(c)(5)(C) of the 1940 Act. As a consequence, Atlantic Capital may not have met the requirements of the Section 3(c)(5)(C) exemption. Because of the SEC staff’s position, in early March 2002, Atlantic Capital revised its investment policy to require that at least 55% of its assets be invested in whole pool mortgage certificates issued by GNMA, FNMA or FHLMC. At that time, Atlantic Capital began an orderly repositioning of its investment portfolio. Currently, more than 60% of Atlantic Capital’s assets consist of various certificates that represent the entire ownership interest in particular pools of mortgages issued by GNMA, FNMA or FHLMC. In addition, to ensure that Atlantic Capital continues to be able to satisfy the SEC staff’s interpretation of the Section 3(c)(5)(C) exemption, Atlantic Capital has adopted a bylaw provision similar to ours that requires it to invest at least 55% of its assets in whole pool mortgage certificates issued by GNMA, FNMA or FHLMC. This bylaw provision allows Atlantic Capital to vary from this requirement only upon receipt of a legal opinion that such alternative investment is also a “qualifying interest” for purposes of the 55% test.

Had Atlantic Capital’s investment portfolio at all times since its inception consisted of at least 55% of whole pool mortgage certificates issued by GNMA, FNMA or FHLMC, Atlantic Capital believes that its financial performance would not have differed materially from the selected information presented below. Because GNMA, FNMA and FHLMC securities are all considered to be high quality securities, the purchase price and yield do not typically depend upon whether the purchaser is buying the whole interest in the pool or a partial interest in the pool.

We present below for illustrative purposes selected information regarding Atlantic Capital. However, we caution you not to rely on this financial information in making your investment decision since Atlantic Capital is not offering shares of its common stock hereby and we do not and will not have any ownership interest in Atlantic Capital. Past results of Atlantic Capital are not necessarily indicative of our future performance.

	Year Ended December 31,			Six Months Ended June 30,
	1999	2000	2001	2001	2002
	(dollars in thousands, except per share data)
Statement of Operations Data:
Interest income	$1,802	$3,078	$6,299	$2,865	$4,840
Interest expense	(1,454)	(2,874)	(4,376)	(1,987)	(1,960)
Net interest income	348	204	1,923	878	2,880
Gain/(loss) on sale of securities	(4)	(78)	205	59	(36)
General & administrative expenses	(37)	(178)	(362)	(128)	(313)
Net income (loss) before minority interest	$307	$(52)	$1,766	809	2,531

Balance Sheet Data (at period end):
Mortgage-backed securities	$43,959	$62,853	$160,871	$125,152	$240,750
Total assets	46,453	63,286	167,740	131,710	247,977
Reverse repurchase agreements	42,420	57,623	152,842	120,981	228,266
Total liabilities, excluding minority interest	42,560	57,911	153,323	121,201	228,778
Stockholders’ equity, including minority interest	3,892	5,375	14,417	10,509	19,200

Other Data (1):
Average earning assets	$29,791	$51,582	$116,650	$90,048	$205,398
Average borrowings	26,988	46,627	106,956	82,507	188,096
Average equity, including minority interest	2,890	4,568	9,451	7,331	16,800

Financial Ratios (1)(2):
General and administrative expenses as a % of average earning assets	0.12%	0.35%	0.31%	0.28%	0.30%
Net interest as a % of average earning assets	1.17%	0.40%	1.65%	1.95%	2.80%
Return on average earning assets	1.03%	(0.10)%	1.51%	1.80%	2.46%
Return on average equity, including minority interest	10.62%	(1.14)%	18.69%	22.07%	30.13%

(1)
Averaged information is derived from Atlantic Capital’s quarterly financial statements prepared during each year. Quarterly average data is computed by calculating the average of such actual data as of the beginning and end of the applicable three-month period. Annual average data is computed by calculating the average of the quarterly average data for the applicable 12-month period.

(2)	Quarterly financial ratios are presented on an annualized basis.

The following discussion provides an analysis of the results of operations and other material financial information for Atlantic Capital for each of the periods presented in the preceding table.

Since commencing its operations, Atlantic Capital has executed its investment strategy in various interest rate environments with a portfolio consisting of adjustable-rate mortgage securities and fixed-rate mortgage securities. Atlantic Capital’s first full year of operations was 1999. During 1999, Atlantic Capital had average earning assets of $28.2 million, weighted average equity of $2.9 million and net income of $307,000. In 1999, during a rising interest rate environment, Atlantic Capital generated a 10.6% return on average equity. At the beginning of 1999, Atlantic Capital’s investment portfolio consisted solely of one-year ARMs. With the proceeds of new equity capital and borrowings under reverse repurchase agreements, Atlantic Capital acquired a significant amount of seven-year fixed-rate balloon securities throughout 1999. On December 31, 1999, approximately 71% of Atlantic Capital’s portfolio consisted of these fixed-rate securities, with the remainder invested in one-year ARMs.

During 2000, due to expanding its portfolio of mortgage securities through new equity capital and borrowings under reverse repurchase agreements, Atlantic Capital had average earning assets of $49.6 million, weighted average equity of $4.6 million and a loss of $52,000. In early 2000, short-term interest rates rose higher than intermediate and longer-term interest rates, which resulted in an inverted yield curve. As a result of the inverted yield curve, Atlantic Capital’s borrowing costs rose disproportionately relative to the fixed-interest income on its seven-year fixed-rate balloon securities. Because Atlantic Capital’s portfolio was more heavily allocated in seven-year fixed-rate balloon securities, and also due to increased expenses related to the expansion of its business, Atlantic Capital experienced a 1.1% loss on average equity during 2000. In an effort to generate more consistent operating results in changing interest rate environments, beginning in the third quarter of 2000, Atlantic Capital began to shift its asset allocation strategy to a portfolio consisting solely of one-year ARMs. By the end of 2000, approximately 53% of Atlantic Capital’s portfolio consisted of seven-year fixed-rate balloon securities, with the remainder invested in one-year ARMs.

During 2001, due to further expanding its portfolio of mortgage securities through new equity capital and borrowings under reverse repurchase agreements, Atlantic Capital had average earning assets of $112.3 million, weighted average equity of $9.5 million and net income of $1.8 million. By the end of the first quarter of 2001 and for the remainder of the year, Atlantic Capital’s portfolio consisted solely of one-year ARMs. In contrast to 2000, in 2001, short-term interest rates declined resulting in a steep positively-sloping yield curve, which resulted in declining borrowing costs. This contributed to a significantly higher return on average equity for 2001 as compared to 1999 and 2000. In 2001, while more than doubling total assets and stockholders’ equity from the end of 2000, principally as a result of new equity capital, Atlantic Capital generated an 18.7% return on average equity with a portfolio consisting primarily of one-year ARMs.

During the first six months of 2002, Atlantic Capital had average earning assets of $205.3 million, weighted average equity of $16.8 million and net income of $2.5 million as compared to average earning assets of $90.0 million, weighted average equity of $7.3 million and net income of $809,000 during the first six months of 2001. The increase in average earning assets and weighted average equity during the first six months of 2002 as compared to the first six months of 2001 was due to further expansion of Atlantic Capital’s portfolio of mortgage securities through new equity capital and borrowings under reverse repurchase agreements. The increase in net income resulted primarily from additional mortgage securities and a steeper, positively-sloped yield curve that resulted from significantly lower short-term interest rates in the first six months of 2002 as compared to the first six months of 2001. The positively-sloped yield curve resulted in a wider spread between the interest income on Atlantic Capital’s portfolio and the interest costs of its borrowings during the first six months of 2002. This contributed to a significantly higher return on average equity for the first six months of 2002 as compared to the first six months of 2001. Atlantic Capital generated a 30.1% annualized return on average equity during the first six months of 2002 with a portfolio consisting solely of one-year ARMs.

We caution you not to rely on the historical results of Atlantic Capital in making your investment decision. Because earnings are so significantly affected by the composition of mortgage investments and changes in interest rates, historical results of operations for any prior period are not indicative of results that should be expected for any subsequent period. We also have a more narrowly-defined investment strategy and may not invest in some of the mortgage securities that Atlantic Capital has owned from time to time, such as seven-year fixed-rate balloon securities. In addition, since Atlantic Capital is a privately-held company, its operating expenses are substantially lower than the expenses required to operate a public company. For example, as a public company, we will incur certain costs and expenses, such as listing fees, transfer agent fees, and the costs associated with periodic reporting requirements under securities laws, that Atlantic Capital, as a privately held company, does not incur. Additionally, certain costs that both we and Atlantic Capital incur will be higher for us because of the requirements associated with being a public company, including costs associated with investor relations, accounting and legal expenses, and printing reports. Finally, as a result of the additional effort associated with managing a larger pool of mortgage securities, we intend to pay our executive officers higher salaries than they earn from Atlantic Capital. Atlantic Capital paid our executive officers aggregate management fees of $19,000 during 1999, $125,000 during 2000, $148,000 during 2001 and $146,000 during the first six months of 2002. The salaries paid by Atlantic Capital are limited by a cap on total general and administrative expenses, including salaries, of 0.30% of average earning assets each year. Atlantic Capital has not paid any other compensation, nor issued any equity-based awards, to our executive officers. We expect to pay our executive officers aggregate annual salaries of $800,000. In addition, we expect to issue 90,000 shares of restricted stock upon consummation of this offering. In addition, unlike Atlantic Capital which has no bonus incentive compensation plan, if we increase our stockholders’ equity and limit our general and administrative expenses, our compensation committee may allocate to our executive officers cash or equity-based awards equal in the aggregate to certain percentages of our average stockholders’ equity under our bonus incentive compensation plan. The bonus pool is calculated using an amount determined by the formula set forth in this table.

Percent to Apply to Average Stockholders’ Equity	Amount of Average Stockholders’ Equity
2.50%	First $75,000,000
2.25%	Next $25,000,000 (i.e., $75,000,001 to $100,000,000)
2.00%	Next $25,000,000
1.75%	Next $25,000,000
1.50%	Amounts above $150,000,000

To determine the amount of the bonus pool, there shall be subtracted from the amount arrived at by applying the formula in the above table, an amount equal to all of our general and administrative expenses for the year.

Our executive officers will continue to serve as executive officers and directors of Atlantic Capital. However, our officers intend to devote a majority of their time to our business. See “Certain Relationships and Related Party Transactions; Policies With Respect to Such Transactions.”

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors and those persons who will become directors immediately after consummation of this offering:

Name	Age	Position
Michael R. Hough	41	Chief Executive Officer and Chairman of the Board of Directors
Benjamin M. Hough	38	President, Chief Operating Officer and Director
William H. Gibbs	42	Executive Vice President, Chief Investment Officer and Director
Kenneth A. Steele	39	Chief Financial Officer, Secretary and Treasurer
Paul M. Bisaro*	41	Director
L. Glenn Orr, Jr.*	61	Director
Patrick J. Rearden*	44	Director
Howard J. Runnion, Jr.*	72	Director

*	Messrs. Bisaro, Rearden, Orr and Runnion have agreed to serve as our independent directors beginning immediately upon the closing of the offering.

Michael R. Hough is a founder and our Chairman of the Board and Chief Executive Officer. He is responsible for managing all aspects of our operations. He has devoted the past four years to the formation, development, management and growth of a leveraged portfolio of mortgage securities for Atlantic Capital. He is currently the President and CEO and a director of Atlantic Capital, which he co-founded in 1998. In 1987, he co-founded First Winston Securities, Inc., an independent fixed income securities broker-dealer, and, from 1987 to 1998, served as senior partner and lead trader in mortgage and agency securities as well as in financial institution sales. Prior to that, Mr. Hough worked on the funding desk and was a fixed income trader for Wachovia Bank N.A. Mr. Hough graduated in 1983 from Wake Forest University with a B.A. in economics. Michael Hough is the brother of Benjamin Hough, our President and Chief Operating Officer.

Benjamin M. Hough is a founder and our President, Chief Operating Officer and a director. He is responsible for our day-to-day activities. He was also a co-founder of Atlantic Capital and has served as a director since its inception. He became Chief Operating Officer and an Executive Vice President of Atlantic Capital in February 2002. From 1997 to 2002, he served as Vice President of BB&T Capital Markets and was responsible for its Winston-Salem, North Carolina operations. While at BB&T Capital Markets, he advised institutional clients in the management of their fixed-income investment portfolios. Prior to that, he served as Vice President of fixed income trading and sales for NationsBanc Capital Markets in Washington, D.C. Mr. Hough graduated in 1987 from the University of North Carolina at Chapel Hill with a B.A. in economics. Benjamin Hough is the brother of Michael Hough, our Chairman and Chief Executive Officer.

William H. Gibbs is a founder and our Executive Vice President, Chief Investment Officer and a director. He is the investment portfolio manager and is responsible for executing our investment and financing strategies. Since co-founding Atlantic Capital in 1998, he has served as its Chief Investment Officer, Executive Vice President, and a director. He was a Senior Vice President of institutional sales and trading for BB&T Capital Markets and responsible for their Baltimore-Washington Region from 1999 to 2001. From 1983 until 1999, Mr. Gibbs served as Managing Director of First National Bank of Maryland Capital Markets where he advised over 50 financial institutions in the management of their fixed-income investment portfolios and asset/liability and interest rate risk management strategies. Mr. Gibbs graduated from Towson University in 1982 with a B.S. in economics and finance.

Kenneth A. Steele, CPA, is our Chief Financial Officer, Secretary, and Treasurer. He is also the Chief Financial Officer, Secretary and Treasurer of Atlantic Capital. From 1991 to 2002 he served as a CPA and ultimately as a Senior Manager for Dixon Odom PLLC. He specialized in real estate, financial institutions, and mergers and acquisitions and was responsible for all of the firm's REIT tax work and for public and private real estate investment partnerships. However, Mr. Steele was not involved in any auditing activities related to us while at Dixon Odom. Mr. Steele also provided consulting services related to corporate finance, commercial and residential development, and equity investment. He received a Masters of Accounting from the Kenan Flagler Business School at the University of North Carolina at Chapel Hill in 1991 and he graduated Cum Laude with a B.S. in Business Administration from the Kenan Flagler Business School in 1989.

Paul M. Bisaro has agreed to serve as a director immediately after consummation of this offering. Since 1999, Mr. Bisaro has served as the President and Chief Operating Officer of Barr Laboratories, Inc., an independent developer and manufacturer of proprietary and generic pharmaceuticals. He is responsible for the day-to-day management of Barr’s research and development, manufacturing and operations. Mr. Bisaro, who joined Barr in 1992, has also served as its General Counsel, Chief Financial Officer and Senior Vice President. Mr. Bisaro has also served as a director of Barr since 1998. Prior to joining Barr, Mr. Bisaro was associated with the law firm of Winston & Strawn and served as a consultant with Arthur Andersen & Co. Mr. Bisaro graduated from the University of Michigan and received his law degree from Catholic University of America in Washington, D.C.

L. Glenn Orr, Jr. has agreed to serve as a director immediately after the consummation of this offering. Since 1995, Mr. Orr has been president and chief executive officer of The Orr Group, which provides investment banking and consulting services for middle-market companies. Mr. Orr was chairman of the board of directors, president and chief executive officer of Southern National Corporation, a publicly-owned bank holding company, from 1990 until its merger with Branch Banking & Trust in 1995. Mr. Orr is a member of the boards of directors of General Parts, Inc., Village Tavern, Inc., Broyhill Management Fund, Inc., Highwoods Properties, Inc., Konover Property Trust, Inc. and The Polymer Group. Mr. Orr previously served as president and chief executive officer of Forsyth Bank and Trust Co., president of Community Bank in Greenville, S.C. and president of the North Carolina Bankers Association. He is a trustee of Wake Forest University.

Patrick J. Rearden has agreed to serve as a director immediately after consummation of this offering. Mr. Rearden has served on the board of directors of Atlantic Capital since June 2001. In 1989, he founded American Processing, Inc., a reverse distribution management company in the grocery industry, and served as its president until he sold the company and retired in 1999. Prior to 1989, Mr. Rearden was Vice President of Operations for Inmar Enterprises, Inc., a computer services company. Mr. Rearden graduated from the University of North Carolina at Chapel Hill with a B.A. in business administration.

Howard J. Runnion, Jr. has agreed to serve as a director immediately after the consummation of this offering. Mr. Runnion retired in 1990 as the vice chairman of the board of directors and chief financial officer of the Wachovia Corporation and Wachovia Bank and Trust Company. He had general supervision of Wachovia’s and its subsidiaries control, financial information, treasury, investment portfolio, asset and liability management, bond underwriting and trading functions. He is a director of S1 Corporation in Atlanta, Georgia. Mr. Runnion was a founding director of the Public Securities Association and was a member and former chairman of its Government and Federal Agencies Securities Committee, which advises the Secretary of the Treasury of the United States on financing the public debt. For ten years, Mr. Runnion was a director of The Depository Trust Company. He is a graduate of the University of North Carolina at Chapel Hill and the Institute of Investment Banking of the Wharton School.

Promoters

Messrs. Michael Hough, Benjamin Hough and William Gibbs are our promoters. As discussed above, Michael Hough is currently our Chief Executive Officer, Benjamin Hough is our President and Chief Operating Officer, and William Gibbs is our Executive Vice President and Chief Investment Officer. In addition, each of them currently serves on our board of directors.

Director Compensation

We intend to pay non-employee directors fees for their services as directors. During 2002, non-employee directors will receive annual compensation of $10,000 plus a fee of $1,000 (plus out-of-pocket expenses) for attendance in person at each meeting of the board of directors, $500 for each committee meeting attended and $250 for each telephone meeting of the board of directors or a committee. Our officers who are directors are not paid any director fees.

Audit Committee

The audit committee of the board of directors will consist of three independent directors. The audit committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of our internal accounting controls.

Compensation Committee

The compensation committee of the board of directors will consist of three independent directors. The compensation committee will determine compensation for our executive officers and implement our 2002 Long-Term Incentive Plan.

Executive Compensation

The following table sets forth the annual base salary levels and other compensation expected to be paid by us in 2002 to our chief executive officer and to our two other most highly compensated executive officers who will earn over $100,000 on an annualized basis upon the consummation of this offering.

Name and Principal Position	Salary (1)	Bonus (2)	Shares of Restricted Stock (3)
Michael R. Hough Chief Executive Officer	$100,000	—	30,000
Benjamin M. Hough President and Chief Operating Officer	$85,000	—	30,000
William H. Gibbs Executive Vice President, Chief Investment Officer	$85,000	—	30,000

(1)
We do not expect to pay salaries to our executive officers until consummation of this offering. For purposes of this table, we assume this offering will be consummated as of September 1, 2002 and, therefore, that our officers will receive only four months of salary from us during 2002.

(2)
Our board of directors has adopted a bonus incentive compensation plan pursuant to which our executive officers may receive cash bonuses at the end of each year. The bonus incentive plan is based on a percentage of our average stockholders’ equity, which will be impacted by our performance, less executive salaries and all other general and administrative expenses. Assuming our average stockholders’ equity during 2002 is $46 million, which equals the expected net proceeds of this offering, our executive officers will not receive cash bonuses at the end of 2002. We discuss the operation of our bonus pool below.

(3)
We expect to issue 90,000 shares of restricted stock to each of our executive officers pursuant to our 2002 Long-Term Incentive Plan upon consummation of the offering. Although dividends will be paid on all restricted stock, whether or not vested, at the same rate and on the same date as on shares of our common stock, our executive officers will be prohibited from selling such shares until they vest. Subject to the officer’s continued employment with us and until our stockholders’ equity exceeds $80 million, all of the shares of restricted stock will vest at the rate of 10% per year beginning on the first anniversary of the date of grant. At the time that our stockholders’ equity first exceeds $80 million, if ever, the remaining unvested shares of restricted stock will begin vesting thereafter at the rate of 20% per year.

We have entered into employment agreements with each of our executive officers, to be effective upon consummation of this offering. See “—Employment Agreements.” The employment agreements provide for annual salaries to Michael Hough, Benjamin Hough and William Gibbs. Michael Hough’s employment agreement provides for a base salary of $300,000; Benjamin Hough’s employment agreement provides for a base salary of $250,000; and William Gibbs’ employment agreement provides for a base salary of $250,000. Base salary will be reviewed annually by our board of directors and upon the raising of additional equity capital. Subject to the terms of the employment agreement, base salary can also be lowered at the board’s discretion based upon our cash flow needs.

In addition to base salary, our board of directors has established a bonus incentive compensation plan for our executive officers. This program will permit our board of directors, in its discretion, to grant annual awards to executive officers out of a predetermined bonus pool. Such awards can be paid in cash or in equity-based incentives under our 2002 Long-Term Incentive Plan or a combination thereof. Our board of directors can change or terminate the bonus incentive compensation plan at any time.

The purpose of our bonus incentive compensation plan is to reward our executive officers for preserving and growing our stockholders’ equity while limiting related increases in general and administrative expenses. Accordingly, for any given year, the funds available under our annual bonus pool will be the remainder, if any, available after subtracting all general and administrative expenses from specified percentages of our average stockholders’ equity. The percentages decline as our average stockholders’ equity increases. The bonus pool is calculated using an amount determined by the formula set forth in this table.

Percent to Apply to Average Stockholders’ Equity	Amount of Average Stockholders’ Equity
2.50%	First $75,000,000
2.25%	Next $25,000,000 (i.e., $75,000,001 to $100,000,000)
2.00%	Next $25,000,000
1.75%	Next $25,000,000
1.50%	Amounts above $150,000,000

To determine the amount of the bonus pool, there shall be subtracted from the amount arrived at by applying the formula in the above table, an amount equal to all of our general and administrative expenses for the year.

Under the bonus plan, the compensation committee will allocate all or a portion of the amount available in the bonus pool to executive officers in relative proportions as the compensation committee determines based on each individual executive officer’s performance, experience and responsibility and our relative overall performance.

Employment Agreements

As discussed above, we have entered into employment agreements with Michael Hough, Benjamin Hough and William Gibbs. Each employment agreement provides for a term through December 31, 2004 and will be automatically extended for an additional year at the end of each year of the employment agreement, unless either party provides a prescribed prior written notice to the contrary. Each employment agreement provides for the initial annual base salary set forth above under “—Executive Compensation” and for participation by the subject officer in the 2002 Long-Term Incentive Plan. Each employment agreement provides for the subject officer to receive his base salary and bonus compensation for the remainder of the existing term of the agreement in the case of resignation for “good reason” or termination of employment without cause. Each employment agreement provides for the subject officer to receive his base salary to the date of the termination of employment by reason of resignation without “good reason” or termination of employment for cause.

Under our employment agreements, upon a “Change of Control,” each of our executive officers is entitled to receive a severance amount in the event that we terminate such officer’s employment without cause, or if the subject officer resigns for “good reason.” In such event, the severance amount, 50% payable immediately and 50% payable in monthly installments over the succeeding twelve months, would be equal to three times the greater of such officer’s combined maximum salary base and actual bonus compensation for the preceding fiscal year or the average for the three preceding years of such officer’s combined actual base salary and bonus compensation. Notwithstanding the preceding sentence, in no event would a subject officer’s severance amount be less than $250,000 or more than 1% of our book equity value (exclusive of valuation adjustments). In addition, all outstanding options and other awards granted to the subject officer under the 2002 Long-Term Incentive Plan shall immediately vest upon a Change of Control, and the officer may receive continued insurance benefits or cash in lieu thereof. “Change of Control” for purposes of the agreements would include a merger or consolidation in which we are not the surviving entity or in which our stockholders own less than a 50% interest, a sale of all or substantially all of our assets other than in the ordinary course of business, changes in the identity of a majority of the members of our board of directors (other than due to the death or disability of a director) or acquisitions of more than 30% of the combined voting power of our capital stock, subject to certain limitations. Section 280G of the Internal Revenue Code generally limits the deductibility of payments made in connection with a Change of Control for Federal income tax purposes. We intend, however, to reduce the amount of the severance payments and the accelerated vesting of stock-based awards described above to the largest amount that will result in no portion of our deduction being disallowed under Section 280G.

Each agreement requires that the subject officer act in accordance with provisions of Maryland law relating to corporate opportunities as described under the caption “—Certain Relationships and Related Transactions.” Each employment agreement also contains a “non-compete” provision prohibiting the subject officer from managing, controlling, participating in or operating a mortgage REIT for a period of one year following our termination of the subject officer’s employment without cause or resignation of the subject officer for “good reason.” Providing services to Atlantic Capital is expressly excluded from operation of the “non-compete” provision.

2002 Long-Term Incentive Plan

Our 2002 Long-Term Incentive Plan was adopted by the board of directors and approved by our stockholders prior to consummation of this offering. The purpose of the incentive plan is to promote our success and enhance our value by linking the personal interests of participants to those of the stockholders, and by providing such persons with an incentive for outstanding performance.

The incentive plan authorizes our board of directors or a committee of our board consisting of directors who satisfy applicable tax and securities rules to grant awards to employees, officers, consultants, and directors in the following forms:

•	options to purchase shares of common stock, which may be incentive stock options or non-qualified stock options under the Internal Revenue Code;

•	stock appreciation rights, which give the holder the right to receive the difference between the fair market value per share on the date of exercise over the grant price;

•	performance units, which are payable upon the attainment of certain performance goals;

•	restricted stock, which is subject to restrictions on transferability and other restrictions set by the board of directors or the committee; and

•	other stock-based awards in the discretion of the board of directors or the committee, including outright stock grants.

The number of shares reserved and available for awards or which may be used to provide a basis of measurement for or to determine the value of an award (such as with a stock appreciation right or a performance share) issued under the incentive plan initially is 500,000 shares, plus an annual increase to be added on the last day of our fiscal year in each year, beginning in 2002, equal to the lesser of the following:

•	the number of shares necessary to bring the total number of shares available for future grants under the incentive plan to 5.0% of the outstanding shares of common stock on such date; or

•	a lesser amount determined by our board of directors.

If in the future the number of shares available for issuance under the plan exceeds 1.5 million shares, then not more than 1.5 million shares may be granted in the form of stock options. In the event that any outstanding award for any reason expires or is terminated prior to the end of the period during which awards may be granted, the unexercised shares will again be available for grant under the incentive plan.

The incentive plan is administered by the compensation committee of our board of directors. The compensation committee has the power and authority to:

•	designate participants;

•	determine the type or types of awards to be granted to each participant and their terms and conditions;

•	accelerate the vesting, exercisability or lapse of restrictions of any outstanding award;

•	establish, adopt, or revise any rules and regulations necessary or advisable to administer the incentive plan; and

•	make all other decisions and determinations that may be required under the incentive plan.

All options or awards must be evidenced by a written agreement with the participant, which will include the provisions specified by the compensation committee. The exercise price for any option will not be less than the fair market value of our common stock as of the date of the grant.

Under section 162(m) of the Internal Revenue Code, a public company may not deduct compensation in excess of $1 million paid to its chief executive officer and the four next most highly compensated executive officers. The incentive plan is designed to comply with section 162(m) of the Internal Revenue Code so that the grant of options and stock appreciation rights under the incentive plan, and other awards, such as performance shares, that are conditioned on the performance goals described in the incentive plan, will be excluded from the calculation of annual compensation for purposes of section 162(m) of the Internal Revenue Code and will be fully deductible. In order to qualify for this exclusion, once we are subject to section 162(m) of the Internal Revenue Code and our initial reliance period ends, the incentive plan will be subject to the following restrictions:

•
no more than 500,000 shares may be granted during any one calendar year to any one participant under the incentive plan in the form of options and/or stock appreciation rights in the aggregate, plus an additional 500,000 shares if the grant is made in connection with his or her initial employment; and

•
no more than $5 million fair market value of any other awards with such value determined at the grant date (less any consideration paid by the participant for such award) may be granted to any one participant during any one calendar year under the incentive plan.

In order to comply with section 162(m) of the Internal Revenue Code, the board of directors also may determine that any award will be determined solely on the basis of one or more of the following goals:

•	our achievement of a specified target return, or target growth in return, on equity or assets;

•	our stock price;

•	our achievement of a specified target, or target growth, in revenue, net income, FFO or FFO per share; or

•	any combination of the above.

The compensation committee reserves the right for any reason to reduce (but not increase) any award, even if a specified goal is achieved. If an award is made on such basis, the board of directors must establish goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under section 162(m) of the Internal Revenue Code). Any payment of an award granted with performance goals will be conditioned on the written certification of the compensation committee in each case that the performance goals and any other material conditions were satisfied.

In the event of an extraordinary corporate transaction (including any stock dividend, stock split, merger, spin-off or related transaction), the share authorization limits and restrictions described above will be adjusted proportionately, and the compensation committee may adjust awards to preserve their benefits or potential benefits.

No incentive stock option may be granted under the incentive plan after the day immediately prior to the tenth anniversary of the plan’s effective date, but awards granted before that date will remain in effect in accordance with their terms. In addition, the board of directors may at any time terminate, amend, or modify the incentive plan without stockholder approval, although the board of directors may condition any amendment on stockholder approval if necessary or advisable with respect to tax, securities or other applicable laws. No termination, amendment or modification of the incentive plan may adversely affect any award previously granted under the incentive plan without the participant’s consent. However, the board of directors may amend, modify or terminate any outstanding award without approval of the participant, subject to the terms of the award agreement, as long as such amendment, modification, or termination does not, without the participant’s consent, reduce or diminish the value of the award determined as if the award had been exercised, vested, cashed in (at the spread value in the case of options) or otherwise settled on the date of such amendment or termination.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS; POLICIES WITH RESPECT TO THESE TRANSACTIONS

Michael Hough, our Chairman of the Board and Chief Executive Officer, Benjamin Hough, our President and Chief Operating Officer and William Gibbs, our Executive Vice President and Chief Investment Officer, will each continue to serve as an executive officer and director of Atlantic Capital. Kenneth Steele, our Chief Financial Officer, will continue to serve as chief financial officer of Atlantic Capital. Our officers also collectively own 2.4% of the outstanding common stock of Atlantic Capital on a fully diluted basis. While their employment contracts obligate them to devote substantially all of their business time working for us, the contracts do allow the officers to continue to manage the operations of Atlantic Capital, to engage in charitable work, and to manage their own personal investments. Nonetheless, we expect them to spend an average of at least 35 hours per week, excluding vacation and holidays, managing our operations.

These responsibilities may create conflicts of interest if such members of management are presented with corporate opportunities that may benefit both us and Atlantic Capital. However, we expect such situations to occur infrequently. Because the aggregate amount of mortgage securities currently being managed by Atlantic Capital is significantly smaller than our expected portfolio, our executive officers generally do not believe that we and Atlantic Capital will be seeking similar-sized investments. In addition, given that Atlantic Capital commenced operations nearly four years ago and has a more mature portfolio that our expected portfolio, Atlantic Capital has differing coupon, leverage and maturity needs than we expect to have initially. Furthermore, we believe that the amount of liquid mortgage securities currently available in the market that meet each entity’s investment criteria exceeds the demand by each entity for such securities. We nevertheless will generally compete with many entities, as well as with Atlantic Capital, in acquiring mortgage-related assets. See “Risk Factors—Risks Related to Our Business—Competition may prevent us from acquiring mortgage related assets at favorable yields and that would negatively impact our profitability.”

However, their employment agreements with us permit them to direct the opportunity to Atlantic Capital if in their judgment such investment would be more suitable for Atlantic Capital. In making such determination, management will consider the investment strategy and guidelines of each entity with respect to acquisition of assets, leverage, liquidity and other factors which management determines appropriate. Retroactively on a quarterly basis, our independent directors will review decisions our officers have made to allocate opportunities between us and Atlantic Capital, if any, and discuss with them the portfolio needs of each entity for the next quarter to determine prospectively whether any asset allocation conflict is likely to occur. The independent directors therefore will have the ability to monitor such decisions by management and to take any actions they deem necessary to protect our stockholders’ interests. In addition, our board of directors has adopted a policy prohibiting our acquisition from or sale to Atlantic Capital of investment assets or our acquisition of securities issued by Atlantic Capital.

Generally, under Maryland law, a director or officer of a corporation may not take for himself an opportunity that in fairness ought to belong to the corporation. Our executive officers are required under the terms of their employment agreements to disclose to our independent directors from time to time their compensation arrangements with Atlantic Capital so that our board of directors will know if they may have a personal financial incentive to direct an opportunity to Atlantic Capital. Based upon their disclosure regarding their current compensation from Atlantic Capital, we believe that their existing compensation arrangements with us and with Atlantic Capital would not create such a financial incentive.

We share office space and general office and overhead costs equally with Atlantic Capital. Our independent directors will periodically review our arrangements with Atlantic Capital to ensure that such arrangements  are on an arm’s-length basis and to ensure compliance with the REIT provisions of the Internal Revenue Code. Atlantic Capital currently owns all 100 shares of our outstanding common stock, which will constitute less than 1% of our outstanding common stock upon consummation of this offering. On July 12, 2002, Atlantic Capital acquired such shares from Michael Hough, our chief executive officer, for the aggregate purchase price of $1,000.

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of common stock being offered hereby, for each person or group known to us to be holding more than 5% of our common stock, for each director and for our directors and officers as a group. To our knowledge, each person that beneficially owns our shares has sole voting and dispositive power with regard to such shares.

	Before Offering		After Offering
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of All Shares	Number of Shares Beneficially Owned		Percent of All Shares
Atlantic Capital Management, Inc. (1)	100	100.0%	100		*
Michael R. Hough (2)	—	—	35,000		*
Benjamin M. Hough (3)	—	—	35,000		*
William H. Gibbs (4)	—	—	35,000		*
All directors and executive officers as a group	—	—	105,000	(5)	2.0%

*	Less than 1%.
(1)
Address is 3288 Robinhood Road, Suite 105, Winston-Salem, NC and phone number is (336) 760-9331. Michael R. Hough, Benjamin M. Hough, William H. Gibbs and Patrick J. Rearden, in their capacities as the directors of Atlantic Capital, hold the voting and dispositive power over such shares.

(2)
The number of shares beneficially owned after the offering includes 5,000 shares of our common stock to be acquired at the initial public offering price simultaneously with the consummation of this offering and 30,000 shares of restricted stock to be issued pursuant to the 2002 Long-Term Incentive Plan.

(3)
The number of shares beneficially owned after the offering includes 5,000 shares of our common stock to be acquired at the initial public offering price simultaneously with the consummation of this offering and 30,000 shares of restricted stock to be issued pursuant to the 2002 Long-Term Incentive Plan.

(4)
The number of shares beneficially owned after the offering includes 5,000 shares of our common stock to be acquired at the initial public offering price simultaneously with the consummation of this offering and 30,000 shares of restricted stock to be issued pursuant to the 2002 Long-Term Incentive Plan.

(5)	None of these shares will be registered in this offering.

DESCRIPTION OF CAPITAL STOCK

General

This section contains a discussion of the material terms of our common stock as set forth in our charter and applicable law. As of the date of this prospectus, our authorized capital stock was as follows:

Class of Stock	Number of Shares Authorized	Number of Shares Outstanding
Common Stock	100,000,000	100
Preferred Stock	10,000,000	—

Total	110,000,000	100

Common Stock

Subject to the preferences of any preferred stock that we issue in the future, holders of our common stock will be entitled to receive distributions as declared by our board of directors. In any liquidation, each outstanding share of common stock entitles its holder to share (based on the percentage of shares held) in the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders.

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Unless a law requires otherwise, and except as our charter may provide with respect to any series of preferred stock that we may issue, the holders of common stock will possess exclusive voting power. See “—Ownership Limitations and Restrictions on Transfer.” There is no cumulative voting in the election of directors. This means that the holders of a majority of the voting stock can elect all of the directors and the holders of the remaining voting stock could not elect any director.

As a common stockholder in the company, you will have no conversion, sinking fund or redemption rights or preemptive rights. A conversion feature permits a stockholder to convert his shares to a different security, such as debt or preferred stock. A redemption right permits a stockholder to redeem his shares (for cash or other securities) at some point in the future. Sometimes a redemption right is paired with an obligation of the company to create an account into which such company must deposit money into to fund the redemption (i.e., a sinking fund). Preemptive rights are rights granted to stockholders to subscribe for their pro rata percentage of any other securities we may offer in the future.

We will furnish you with annual reports containing audited consolidated financial statements. The financial statements will contain an opinion of our independent public accountants. We will also furnish you quarterly reports for the first three quarters of each year. These reports will contain unaudited financial information.

All common stock will have equal distribution, liquidation and voting rights.

We have applied for listing of our common stock on the American Stock Exchange. The transfer agent and registrar for our common stock is Branch Banking & Trust Company.

Preferred Stock

We are authorized to issue 10 million shares of preferred stock, $.01 par value. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors, without further action by our stockholders, and may include voting rights, preferences as to dividends and liquidation, conversion, redemption rights and sinking fund provisions. Our board of directors could authorize terms that could discourage a takeover or other transaction that might be in the common stockholders’ best interests. There are currently no shares of preferred stock outstanding.

Ownership Limitations and Restrictions on Transfers

To maintain our REIT qualification, beginning with our second taxable year as a REIT, not more than 50% in value of our outstanding stock may be owned directly or indirectly by five or fewer individuals (including certain entities treated as individuals for these purposes) during the last half of a taxable year and at least 100 persons must beneficially own our outstanding stock for at least 335 days per 12-month taxable year (or during a proportionate part of a shorter taxable year). See “Federal Income Tax Consequences of Our Status as a REIT— Requirements for Qualification—Organizational Requirements.” To help ensure we meet these tests, our charter provides that no person may directly or constructively own more than 9.8% of our issued and outstanding capital stock. For purposes of this provision, we treat corporations, partnerships, groups within Section 13(d)(3) of the Securities Exchange Act of 1934 and other entities as single persons. The board of directors has discretion to waive this ownership limit if the board receives evidence that ownership in excess of the limit will not jeopardize our REIT status.

The restrictions on transferability and ownership will not apply if the Board of Directors and the stockholders holding two-thirds of our outstanding shares of capital stock determine that it is no longer in our best interest to be a REIT. We have no current intention to seek to change our REIT tax status.

All certificates representing shares of common stock bear a legend referring to the restrictions described above.

If you own more than 5% of our common stock or preferred stock, you must file a written response to our request for stock ownership information, which will be mailed to you no later than January 30 of each year. This notice should contain your name and address, the number of shares of common stock or preferred stock you own and a description of how you hold the shares. In addition, you will be required, if we ask, to disclose to us in writing any information we need in order to determine the effect of your ownership of such shares on our status as a REIT.

These ownership limitations could have the effect of precluding a third party from obtaining control over our company unless our board of directors and our stockholders determine that maintaining REIT status is no longer desirable.

Limitations of Liability and Indemnification of Directors and Officers

Maryland general corporation law and our charter exculpate each director and officer in actions by us or by stockholders in derivative actions from liability unless the director or officer has received an improper personal benefit in money, property or service or he has acted dishonestly, as established by a final judgment of a court.

The charter also provides that we will indemnify a present or former director or officer against expense or liability in an action to the fullest extent permitted by Maryland law. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses they incur in connection with any proceeding to which they are a party because of their service as an officer, director or other similar capacity. However, Maryland law prohibits indemnification if it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The exculpation and indemnification provisions in the charter have been adopted to help induce qualified individuals to agree to serve as officers and directors of our company by providing a degree of protection from liability for alleged mistakes in making decisions and taking actions. Such exculpation and indemnification provisions have been adopted, in part, in response to a perceived increase in stockholders’ litigation alleging director and officer misconduct. You should be aware, however, that these provisions in our charter and Maryland law give you a more limited right of action than you otherwise would have in the absence of such provisions.

The above indemnification provisions could operate to indemnify directors, officers or other persons who exert control over us against liabilities arising under the Securities Act of 1933. Insofar as the above provisions may allow that type of indemnification, the SEC has informed us that, in their opinion, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Business Combinations

Pursuant to our charter and the Maryland general corporation law, we cannot merge into or consolidate with another corporation or enter into a statutory share exchange transaction in which we are not the surviving entity or sell all or substantially all of our assets unless the board of directors adopts a resolution declaring the proposed transaction advisable and a majority of the stockholders voting together as a single class approve the transaction. Maryland law prohibits stockholders from taking action by written consent unless the consent of all stockholders is obtained. The practical effect of this limitation is that any action required or permitted to be taken to be taken by our stockholders may only be taken if it is properly brought before an annual or special meeting of stockholders, unless the consent of all stockholders is obtained. Our bylaws further provide that in order for any matter to be considered properly brought before a meeting, a stockholder must comply with requirements regarding advance notice to us. The foregoing provisions could have the effect of delaying until the next annual meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would likely be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting, and not by written consent unless the consent of all stockholders is obtained.

The Maryland general corporation law also establishes special requirements with respect to business combinations between Maryland corporations and interested stockholders unless exemptions are applicable. Among other things, the law prohibits for five years a merger and other similar transactions between a company and an interested stockholder and requires a supermajority vote for such transactions after the end of the five-year period.

Control Share Acquisitions

The Maryland general corporation law also provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or employee directors. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, or to acquisitions approved or exempted by our charter or bylaws. Our bylaws do not contain a provision exempting from the control share acquisition statute any stock acquired by any person.

Classification of Board of Directors, Vacancies and Removal of Directors

The directors on our board of directors elected by the holders of our common stock are divided into three classes, and each of these directors serves for a three-year term. The current terms of the three classes expire in 2003, 2004 and 2005, respectively. Upon completion of this offering, we expect Benjamin M. Hough and

Howard J. Runnion, Jr. will serve until the 2003 annual stockholder meeting, William H. Gibbs and Patrick J. Reardon will serve until the 2004 annual meeting, and Michael R. Hough, Paul M. Bisaro, and L. Glenn Orr, Jr., will serve until the 2005 annual meeting. A director elected by the stockholders may be removed only for cause by the affirmative vote of two-thirds vote of our outstanding common stock. These staggered terms of our board may discourage offers for the company or make an acquisition of the company more difficult, even when an acquisition is in the best interest of the stockholders.

Our bylaws provide that any vacancy on our board of directors is filled exclusively by a majority of the remaining directors. In addition, our bylaws provide that only the board of directors may increase or decrease the number of persons serving on the board of directors. Furthermore, our charter provides that a director may be removed at any time only for cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, but only by a vote taken at a stockholder meeting. These provisions preclude stockholders from removing incumbent directors, except for cause and upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Amendment of Charter and Bylaws

Except as set forth below, our charter can be amended only by the affirmative vote of holders of not less than a majority of the outstanding shares of common stock. However, the provisions in the charter relating to the removal of directors and preservation of our REIT status may only be amended by the affirmative vote of holders of not less than two-thirds of our outstanding shares of common stock. Furthermore, as permitted by Maryland law, our board of directors can amend our charter without stockholder approval to change our name or increase the authorized number of shares of capital stock.

Our bylaws can be amended by a majority vote of our board of directors or of our stockholders. However, bylaw provisions relating to compliance with the Investment Company Act of 1940 can only be amended by a majority vote of our independent directors or of our stockholders.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

The following is a summary of material federal income tax considerations relevant to us and prospective purchasers of our common stock due to our status as a REIT. Alston & Bird LLP has acted as our counsel and has reviewed this summary and is of the opinion that it fairly summarizes the federal income tax consequences that are likely to be material to a holder of our common stock. This discussion is based on the Internal Revenue Code and related Treasury regulations (including temporary and proposed regulations), all as in effect and existing on the date of this prospectus. Legislative, judicial, or administrative changes to or interpretations of those provisions may be forthcoming and those changes or interpretations could alter or modify the discussion set forth below, possibly on a retroactive basis. The summary is not intended to represent a detailed description of the federal income tax consequences applicable to a particular stockholder in view of such stockholder’s particular circumstances, nor is it intended to represent a detailed description of the federal income tax consequences applicable to certain types of stockholders subject to special treatment under the federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers). Accordingly, this summary is for general purposes only and is not tax advice.

Each investor is advised to consult his or her own tax advisor regarding the tax consequences to him or her of the purchase, ownership, and sale of the offered stock, including the federal, state, local, foreign, and other tax consequences of such purchase, ownership, or sale and of potential changes in applicable tax laws.

General

Beginning with our initial taxable year ending December 31, 2002, we intend to elect to be taxed as a REIT under sections 856 through 860 of the Internal Revenue Code. We believe that we are organized in a manner so as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to operate in a manner that will permit us to qualify as a REIT. However, we can provide no assurance that we will, at all times, qualify as a REIT.

In the opinion of Alston & Bird LLP, we are organized in a manner so as to qualify as a REIT, and our proposed method of operation will enable us to qualify as a REIT for our taxable year ending December 31, 2002 and in the future. Investors should be aware that Alston & Bird LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the future conduct of our business, and is not binding upon the Internal Revenue Service or any court. In addition, Alston & Bird LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws.

The sections of the Internal Revenue Code relating to the qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Internal Revenue Code sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and regulations and administrative and judicial interpretations of Internal Revenue Code provisions and regulations. We have not requested a ruling from the IRS with respect to any issues relating to our qualification as a REIT. Therefore, we can provide no assurance that the IRS will not challenge our REIT status.

Federal Income Taxation

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on that portion of our ordinary income or capital gain that we currently distribute to our stockholders. The REIT provisions of the Internal Revenue Code generally allow a REIT to deduct distributions paid to its stockholders, substantially eliminating the federal “double taxation” on earnings (once at the corporate level when earned and once again at the stockholder level when distributed) that usually results from investments in a corporation. Nevertheless, we will be subject to federal income tax as follows:

First, we will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains. We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain and would receive a credit or refund for its proportionate share of the tax we paid.

Second, we may be subject to the “alternative minimum tax” as a consequence of our items of tax preference under certain circumstances.

Third, if we have net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or on a lease of the property.

Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property that is held primarily for sale to customers in the ordinary course of business but that is not foreclosure property and which generally include REMIC securitizations of mortgage loans), we will be subject to a 100% tax on such income.

Fifth, if we fail to satisfy either the 75% gross income test or the 95% gross income test (discussed below) but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on (1) the greater of the amount by which (a) we fail the 75% test or (b) 90% of our gross income exceeds the sources of our gross income that satisfy the 95% test, multiplied by (2) a fraction intended to reflect our profitability.

Sixth, if we fail to distribute each year at least the sum of:

(1)	85% of our REIT ordinary income for such year;

(2)	95% of our REIT capital gain net income for such year; and

(3)	any undistributed taxable income from prior periods,

then we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

Seventh, if we acquire any asset from a corporation generally subject to full corporate-level tax in a merger or other transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of such corporation and we subsequently recognize gain on the disposition of such asset during the 10-year period beginning on the date on which we acquired the asset, then we generally will be subject to tax at the highest regular corporate rate, on the lesser of (1) the amount of gain that we recognize at the time of the sale or disposition and (2) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset. Pursuant to recently issued Treasury regulations, for transactions occurring after January 2, 2002, no election is necessary to defer recognition of built-in gain associated with assets acquired from a C corporation.

Eighth, we could be subject to a 100% excise tax if our dealings with any taxable REIT subsidiaries are not at arm’s length.

Requirements for Qualification

To qualify as a REIT, we must elect to be treated as a REIT and must meet the requirements, discussed below, relating to our organization, sources of income, the nature of our assets and the amount of our distributions.

Organizational Requirements.    The Internal Revenue Code defines a REIT as a corporation, trust, or association that:

(1)	is managed by one or more trustees or directors;

(2)	uses transferable shares or transferable certificates to evidence beneficial ownership;

(3)	would be taxable as a domestic corporation but for sections 856 through 860 of the Internal Revenue Code;

(4)	is neither a financial institution nor an insurance company within the meaning of the applicable provisions of the Internal Revenue Code;

(5)	has at least 100 persons as beneficial owners;

(6)
during the last half of each taxable year, is not closely held, i.e., not more than 50% of the value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals, including certain entities treated as individuals for these purposes;

(7)	files an election or continues such election to be taxed as a REIT on its return for each taxable year;

(8)	uses a calendar year for federal income tax purposes; and

(9)	satisfies the income, asset and distribution tests described below.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Our Articles of Incorporation currently include certain restrictions regarding transfers of our common stock, which are intended (among other things) to assist us in continuing to satisfy conditions (5) and (6) noted above.

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT and that is not a “taxable REIT subsidiary.” Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we own or will acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

REITs are permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries” (“TRSs”). A TRS is a fully taxable corporation that is permitted to engage in activities and earn income that might cause the related REIT to lose its REIT status. We do not currently have any TRSs but we may form or acquire one or more TRSs in the future.

Income Tests.    To maintain qualification as a REIT, we must meet two gross income requirements annually. First, we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions) from investments relating to real property, including investments in other REITs and mortgages on real property. Qualifying income includes “rents from real property,” interest on debt secured by mortgages on real property or on interests in real property, dividends or other distributions on, and gain from the sale of, shares in other REITs, gain from the sale of real property or mortgage loans, and interest or dividend income from the investment of the net proceeds of stock offerings or certain long-term debt issuances derived during the one-year period following the applicable offering or issuance. Second, we must derive at least 95% of our gross income (excluding gross income from prohibited transactions) from the real property investments described in the preceding sentence or from other types of dividends and interest, gain from the sale or disposition of stock or securities, or income from qualified hedging transactions (or from any combination of the foregoing).

Interest will qualify as interest on obligations secured by mortgages on real property or on interests in real property in satisfying the gross income requirements for a REIT described above only if several conditions are met.

First, for purposes of the gross income requirements, interest includes only amounts that represent compensation for the use or forbearance of money, and does not include a charge for services. Second, subject to certain exceptions, interest does not include amounts received or accrued, directly or indirectly, if the amount depends, in whole or in part, on the income or profits of any person. One exception to this rule is that amounts may be based on a fixed percentage or percentages of the gross receipts or sales of a person, and still constitute interest for these purposes. The second exception would be available if the REIT receives or accrues amounts that would be excluded from interest because the borrower receives or accrues an amount based on the income or profits of any person; in such case, only a proportionate part of the amount received or accrued by the REIT is excluded from being treated as interest. Third, if the borrower derives substantially all of its gross income with respect to the property subject to the mortgage from the leasing of its property to tenants, an amount based on the net income or profits of the borrower may be treated as interest if the borrower receives or accrues amounts that would qualify as rents from real property had such amounts been received by the REIT.

Interest on obligations secured by mortgages on real property or on interests in real property will be treated as qualifying income to the extent that the fair market value of the property that secures the loan has a value greater than or equal to the highest principal amount, including accrued interest, of such loan outstanding during the taxable year. To the extent the fair market value of such property at the time of our origination or acquisition of the loan is less than the highest principal amount, including accrued interest, of such loan outstanding during the taxable year, only a proportionate part of the interest on such loan shall be treated as qualifying income for purposes of the 75% gross income test. All of the interest income from the loan will be qualifying income for purposes of the 95% gross income test. If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

In addition, interest includes income from a REMIC, as long as at least 95% of the assets of the REMIC are interests in real property. If less than 95% of the assets of a REMIC consist of qualifying real estate assets, income received by the REIT will be treated as interest from a mortgage loan in the proportion in which assets of the REMIC consist of real estate assets.

We do not intend to acquire any real property with the proceeds of this offering, but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, any rent that we receive from the tenants of such real property will qualify as “rents from real property,” which is qualifying income for purposes of both gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent.

•
Third, all of the rent received under a lease of real property will not qualify as rents from real property unless the rent attributable to the personal property leased in connection with such lease is no more than 15% of the total rent received under the lease.

•
Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we may provide services directly to our tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties.

A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets is held for sale to customers and that a sale of any of our assets would not be in the ordinary course of its business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. We cannot assure you that we will comply with the safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business. In particular, if we acquire mortgage loans and subsequently dispose of or securitize those loans in a transaction that is treated as a sale of the loans for Federal income tax purposes, we potentially may incur the 100% tax on sales of dealer property.

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify for purposes of the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•
that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•
on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•
on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•
which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

From time to time, we intend to enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of that contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

If we fail one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under a certain provision of the Internal Revenue Code. This relief provision generally will be available if: (1) our failure to meet such gross income tests is due to reasonable cause and not due to willful neglect; (2) we attach a schedule of the nature and amount of each item of income to our federal income tax return; and (3) the inclusion of any incorrect information on such schedule is not due to fraud with the intent to evade tax. We, however, cannot state whether in all circumstances we would be entitled to the benefit of this relief provision. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally receive exceeds the limits on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above, even if this relief provision applies, a 100% tax generally would be imposed with respect to the part of our taxable income that fails the 75% or 95% tests.

Asset Tests.    At the close of each quarter of our taxable year, we also must satisfy the following tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash and cash items (including receivables) and government securities. Second, not more than 25% of the value of our total assets may consist of securities (other than those securities includible in the 75% asset test). Third, not more than 5% of the value of our total assets may consist of securities of any one issuer (other than those of a taxable REIT subsidiary or qualified REIT subsidiary, equity interests in a partnership, and those securities includible in the 75% asset test). Fourth, we may not hold securities (i) possessing more than 10% of the total voting power of the outstanding securities of any one issuer (other than those of a taxable REIT subsidiary or qualified REIT subsidiary, equity interests in a partnership, and securities includible under the 75% asset test) or (ii) possessing a value of more than 10% of the total value of the outstanding securities of any one issuer (other than those of a taxable REIT subsidiary or qualified REIT subsidiary, equity interests in a partnership, securities includible under the 75% asset test, and certain “straight debt” within the meaning of the REIT rules). Fifth, not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

A mortgage loan will be a qualifying real estate asset for purposes of the 75% asset test if the fair market value of the real property securing the loan equals or exceeds the outstanding principal balance of the mortgage loan. However, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. The non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property.

After initially meeting the asset tests at the close of each quarter, we will not lose our REIT status if we fail to satisfy the asset tests at the end of a later quarter solely because of changes in the market values of our assets. If we fail to satisfy the asset tests because of an acquisition of securities or other property during a quarter, we have the opportunity to cure the failure within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests. We also will take any other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

Annual Distribution Requirements

To qualify for taxation as a REIT, we must meet the following annual distribution requirements.

We must make distributions (other than capital gain distributions) to our stockholders in an amount at least equal to:

(a)	the sum of:

(1)	90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and by excluding our net capital gain), and

(2)	90% of the net income, if any, from foreclosure property in excess of the excise tax on income from foreclosure property,

minus,

(b)	the sum of certain items of non-cash income.

We generally must make these distributions in the taxable year to which they relate. Dividends paid in the subsequent year, however, will be treated as if paid in the prior year for purposes of such prior year’s 90% distribution requirement if one of the following two sets of criteria are satisfied: (1) the dividends were declared in October, November, or December, the dividends were payable to stockholders of record on a specified date in such a month, and the dividends were actually paid during January of the subsequent year; or (2) the dividends were declared before we timely file our federal income tax return for such year, the dividends were distributed in the 12-month period following the close of the prior year and not later than the first regular dividend payment after such declaration, and we elected on our tax return for the prior year to have a specified amount of the subsequent dividend treated as if paid in the prior year. Even if we satisfy this annual distribution requirement, we will be subject to tax at regular capital gains or ordinary corporate tax rates to the extent that we do not distribute all of our net capital gain or “REIT taxable income” as adjusted. In addition, if we do not distribute during each calendar year at least the sum of:

(1)	85% of our ordinary income for such year;

(2)	95% of our capital gain net income for such year; and

(3)	any undistributed taxable income from prior periods,

we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

We intend to make timely distributions sufficient to satisfy the annual distribution requirements noted above.

We anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid incurring income and excise tax liabilities. In such event, we may find it necessary to borrow funds to pay the required distribution or, if possible, pay taxable stock dividends in order to meet the distribution requirement.

Possible examples of timing differences between (1) our actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income, which could cause us to have less cash than is necessary to satisfy the distribution requirement and to avoid corporate income tax and the excise tax imposed on undistributed income, include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•
We will recognize taxable income in advance of the related cash flow if any of our subordinated mortgage securities or mortgage loans are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•
We may be required to recognize the amount of any payment projected to be made pursuant to a provision in a mortgage loan that entitles us to share in the gain from the sale of, or the appreciation in, the mortgaged property over the term of the related loan using the constant yield method, even though we may not receive the related cash until the maturity of the loan.

•
We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

•
We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

Although several types of non-cash income, such as original issue discount, are excluded in calculating the annual distribution requirement, we will incur corporate income tax and the 4% excise tax with respect to those non-cash income items if we do not distribute those items on a current basis.

In the event that we are subject to an adjustment to our REIT taxable income (as defined in section 860(d)(2) of the Internal Revenue Code) resulting from an adverse determination by either a final court decision, a closing agreement between us and the IRS under section 7121 of the Internal Revenue Code, or any agreement as to tax liability between us and an IRS district director, we may be able to correct any resulting failure to meet the 90% annual distribution requirement by paying “deficiency dividends” to our stockholders that relate to the adjusted year but that are paid in the subsequent year. To qualify as a deficiency dividend, the distribution must be made within 90 days of the adverse determination and we also must satisfy certain other procedural requirements. If the statutory requirements of section 860 of the Internal Revenue Code are satisfied, a deduction is allowed for any deficiency dividend subsequently paid by us to offset an increase in our REIT taxable income resulting from the adverse determination. We, however, will be required to pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

Earnings and Profits

Throughout the remainder of this discussion, we frequently will refer to “earnings and profits.” Earnings and profits is a concept used extensively throughout corporate tax law, but it is undefined in the Internal Revenue Code. Each corporation maintains an “earnings and profits” account that helps to measure whether a distribution originates from corporate earnings or from other sources. Distributions generally decrease the earnings and profits while income generally increases earnings and profits. If a corporation has positive earnings and profits, the distributions generally will be considered to come from corporate earnings. If a corporation has no earnings and profits, distributions generally will be considered a return of capital and then capital gain.

Failure to Qualify

If we fail to qualify as a REIT in any year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of positive current or accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as ordinary income, except that, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Taxation of U.S. Stockholders

When we use the term “U.S. Stockholder,” we mean a holder of common stock that, for federal income tax purposes:

(1)	is a citizen or resident of the United States;

(2)
is a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States or of any of its political subdivisions;

(3)	is an estate the income of which is subject to federal income taxation regardless of its source, or

(4)
is a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as discussed below.

Distributions Generally.    Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of our positive current or accumulated earnings and profits and, to that extent, will be taxable to stockholders as ordinary income. Because a REIT is not subject to tax on income distributed to its stockholders, the distributions made to corporate stockholders are not eligible for the dividends-received deduction. To the extent that we make a distribution in excess of our positive current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder’s shares of common stock and then the distribution in excess of the tax basis will be taxable as gain realized from the sale of the common stock. Dividends we declare in October, November, or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholders on December 31 of the year, provided that we actually pay the dividends during January of the following calendar year. Stockholders are not allowed to include on their own federal income tax returns any of our tax losses.

Capital Gain Distribution.    Distributions to U.S. Stockholders that we properly designated as capital gain distributions will be treated as long-term capital gains (to the extent they do not exceed our actual net capital gain) for the taxable year without regard to the period for which the stockholder has held the stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

We may elect to retain and pay income tax on any net long-term capital gain. In this instance, U.S. Stockholders will include in their income their proportionate share of the undistributed long-term capital gain. The U.S. Stockholders also will be deemed to have paid their proportionate share of tax on such long-term capital gain and, therefore, will receive a credit or refund for the amount of such tax. In addition, the basis of the U.S. Stockholders’ shares will be increased in an amount equal to the difference between the undistributed long-term capital gain and the amount of tax paid by us that is included in such stockholders’ long-term capital gains.

In general, distributions which are designated by us as capital gain dividends will be taxed to U.S. Stockholders as capital gains from the sale of assets held for greater than one year (i.e., as long-term capital gain) to the extent that they do not exceed our actual net capital gain for the year, without regard to the period for which a U.S. Stockholder has held his stock upon which the capital gain dividend is paid. However, corporate U.S. stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of such capital gain dividends received by noncorporate taxpayers might be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property.

Dispositions of Shares.    In general, you will realize capital gain or loss on the disposition of common stock equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition, and (2) your adjusted basis of such common stock. Losses incurred on the sale or exchange of our common stock that you held for less than six months (after applying certain holding company rules) will be treated as a long-term capital loss to the extent of any capital gain dividend received by the selling U.S. Stockholder from those shares.

Passive Activity Loss and Investment Interest Limitations.    You may not treat distributions we make to you or any gain from disposing of our common stock as passive activity income. Therefore, you will not be able to apply any “passive losses” against such income. Dividends we pay (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of our common stock (or capital gain dividends) generally will be excluded from investment income unless you elect to have such gain taxed at ordinary income rates.

Treatment of Tax-Exempt Stockholders.    Distributions we make to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute “unrelated business taxable income” (“UBTI”) unless the stockholder has borrowed to acquire or carry our shares of common stock. Qualified trusts that hold more than 10% (by value) of the shares of pension-held REITs may be required to treat a certain percentage of such REIT’s distributions as UBTI. The restriction on ownership of common stock in our Articles of Incorporation generally will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing common stock.

Special Tax Considerations for Non-U.S. Stockholders

The rules governing federal income taxation of “Non-U.S. Stockholders” are complex, and no attempt will be made herein to provide more than a summary of these rules. “Non-U.S. Stockholders” mean beneficial owners of shares of our stock that are not U.S. Stockholders (as such term is defined in the discussion above under the heading entitled “Taxation of U.S. Stockholders”). Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign tax laws on an investment in our common stock, including any reporting requirements.

Distributions to Non-U.S. Stockholders that are not attributable to gain from our sale or exchange of United States real property interests and that are not designated by us as capital gain dividends or retained capital gain will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions generally will be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a United States trade or business, the non-U.S. Stockholder generally will be subject to federal income tax at graduated rates in the same manner as U.S. Stockholders are taxed with respect to those distributions, and also may be subject to the 30% branch profits tax in the case of a non-U.S. Stockholder that is a corporation. We expect to withhold tax at the rate of 30% on the gross amount of any distributions made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and any required form, for example IRS Form W-8BEN, evidencing eligibility for that reduced rate is filed by the Non-U.S. Stockholder with us or (ii) the Non-U.S. Stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to Non-U.S. Stockholders to the extent that these distributions do not exceed the adjusted basis of the Non-U.S. Stockholder’s stock, but rather will reduce the adjusted basis of that stock. To the extent that distributions in excess of our current and accumulated earnings and profits also exceed the adjusted basis of a Non-U.S. Stockholder’s stock, these distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution may be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are creditable against United States tax liability, if any, or refundable by the IRS to the extent the distribution is subsequently determined to be in excess of our current and accumulated earnings and profits.

Distributions attributable to our capital gains which are not attributable to gain from the sale or exchange of a United States real property interest generally will not be subject to income taxation, unless (i) such gains are effectively connected with the Non-U.S. Stockholder’s U.S. trade or business (or, if an income tax treaty applies, attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain (except that a corporate Non-U.S. Stockholder may also be subject to the 30% branch profits tax), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

For any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a United States real property interest, which includes some interests in real property, but generally does not include an interest solely as a creditor in mortgage loans or mortgage securities, will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Stockholder as if that gain were effectively connected with the Non-U.S. Stockholder’s conduct of a United States trade or business. Non-U.S. Stockholders thus would be taxed at the normal capital gain rates, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a Non-U.S. corporate stockholder. We are required to withhold 35% of any distribution that we designate (or, if greater, the amount that we could designate) as a capital gains dividend (or, in some cases, subsequent dividends). The amount withheld is creditable against the Non-U.S. Stockholder’s FIRPTA tax liability.

Gains recognized by a Non-U.S. Stockholder upon a sale of our stock generally will not be taxed under FIRPTA if (i) we are not a United States real property holding corporation (defined as a U.S. corporation the value of the United States real property interests of which equal or exceed 50% of the fair market value of its

United States real property interests, non-U.S. real property interests, and other trade or business assets), (ii) we are a domestically-controlled REIT (which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by Non-U.S. Stockholders, or (iii) such Non-U.S. Stockholder owns, actually or constructively, 5% or less of our stock throughout a specified testing period and the shares are traded on an established securities market. Because our stock is publicly traded, we cannot assure our investors that we will be a domestically-controlled REIT.

If gain from the sale of the stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to that gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. In addition, the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS if our stock is not regularly traded on an established securities market.

Gains not subject to FIRPTA will be taxable to a non-U.S. Stockholder if (i) the Non-U.S. Stockholder’s gain in the stock is effectively connected with a trade or business in the United States, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to that gain or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Information Reporting Requirements and Backup Withholding Tax

Under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of up to 30% on payments made with respect to, or cash proceeds of a sale or exchange of, our common stock. Backup withholding will apply only if:

(1)	the payee fails to furnish his or her taxpayer identification number (which, for an individual, would be his or her Social Security Number) to the payor as required;

(2)	the IRS notifies the payor that the taxpayer identification number furnished by the payee is incorrect;

(3)
the IRS has notified the payee that such payee has failed to properly include reportable interest and dividends in the payee’s return or has failed to file the appropriate return and the IRS has assessed a deficiency with respect to such underreporting; or

(4)
the payee has failed to certify to the payor, under penalties of perjury, that the payee is not subject to withholding. In addition, backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. Stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder’s federal income tax liability.

We must report annually to the Internal Revenue Service and to each Non-U.S. Stockholder the amount of dividends paid to, and the tax withheld with respect to, such stockholder, regardless of whether any tax was actually withheld. That information may also be made available to the tax authorities of the country in which a Non-U.S. Stockholder resides. Backup withholding tax, which is generally imposed on certain payments to persons that fail to furnish certain information under the United States information reporting requirements, will generally not apply to dividends, including any capital gain dividends, that we pay on our stock to a Non-U.S. Stockholder to an address outside the United States.

The payment of proceeds from the disposition of our common stock to or through a United States office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Stockholder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a non-U.S. broker will generally not be subject to a backup withholding and information reporting. The backup withholding tax is not an additional tax and may be credited against a Non-U.S. Stockholder’s United States federal income tax liability or refunded to the extent excess amounts are withheld, provided that the required information is supplied to the Internal Revenue Service.

State and Local Tax

We may be subject to state and local tax in various states and localities. Our stockholders also may be subject to state and local tax in various states and localities. The tax treatment to us and to our stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, before you buy our common stock, you should consult your own tax advisor regarding the effect of state and local tax laws on an investment in our common stock.

UNDERWRITING

Advest, Inc. and Flagstone Securities, LLC are acting as representatives of the underwriters named below. This offering is being made on a firm commitment basis. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter has agreed to purchase from us, severally, the number of shares set forth opposite its name below. The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of our common stock is subject to approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all shares of our common stock offered (other than those covered by the over-allotment option described below) if any of the shares are taken.

Underwriter	Number of Shares
Advest, Inc.
Flagstone Securities, LLC

Total	5,000,000

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase up to 750,000 additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. If the underwriters exercise this option, the underwriters will have a firm commitment, subject to certain conditions, to purchase all of the shares for which the option is exercised.

The following table shows the amount per share and total underwriting discounts and commissions we will pay to the underwriters. The amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to 750,000 additional shares of our common stock to cover over-allotments.

Total
	Per Share	No Exercise	Full Exercise
Public offering price
Underwriting discounts and commissions to be paid by us (1)
Proceeds, before expenses, to us

(1)	The underwriters have agreed to reduced underwriting discounts and commissions of % with respect to shares purchased through a directed share program as discussed below.

Each of our officers and directors has agreed with Advest, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to sell any shares of common stock or any securities convertible into or exchangeable for shares of common stock owned by them, without the prior written consent of Advest. However, Advest may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these agreements.

The underwriters propose to offer our common stock directly to the public at $10.00 per share and to certain dealers at this price less a concession not in excess of $             per share. The underwriters may allow, and the dealers may reallow, a concession not in excess of $             per share to certain other dealers. In connection with this offering, we expect to incur expenses of approximately $500,000, including a financial advisory fee of $125,000 to be paid to Advest.

At our request, the underwriters have reserved up to 3% of the shares of our common stock for sale at the initial public offering price to our directors and friends through a directed share program. The underwriters have agreed to reduced underwriting discounts and commissions of             % with respect to these shares. Any shares

purchased by these individuals will be subject to a lock-up for 180 days. The number of shares of our common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of common stock offered. We have agreed to indemnify the underwriters against some liabilities and expenses, including liabilities under the Securities Act, in connection with the sale of the directed shares.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

In connection with this offering, the underwriters are permitted to engage in transactions that stabilize the price of our common stock. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock. If the underwriters create a short position in our common stock in connection with this offering by selling more than 5,000,000 shares of common stock, the underwriters may reduce that short position by purchasing our common stock in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases. Neither the underwriters nor we make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither the underwriters nor we make any representation that the underwriters will engage in those transactions or that those transactions, once commenced, will not be discontinued without notice.

The underwriters or their affiliates may provide us with investment banking, financial advisory, or commercial banking services in the future, for which they may receive customary compensation.

The underwriters have informed us that they do not intend to confirm sales of the common stock offered by this prospectus to any accounts over which they exercise discretionary authority.

We have applied for listing of our shares of common stock on the American Stock Exchange under the symbol “FYC.”

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiations among us and the representatives of the underwriters. Among the primary factors considered in determining the initial public offering price were:

•	prevailing market conditions;

•	our capital structure;

•	the present stage of our development;

•	the market capitalization and stage of development of other companies that we and the representatives of the underwriters believe to be comparable to us; and

•	estimates of our business potential and earning prospects.

A prospectus in electronic format may be available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

EXPERTS

Our statement of financial condition as of June 30, 2002, included in this prospectus, has been audited by Dixon Odom PLLC, independent public accountants, as indicated in their report with respect thereto, and is included in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of our common stock to be issued in the offering will be passed upon for us by Alston & Bird LLP, Raleigh, North Carolina. Certain legal matters in connection with this offering will be passed upon for the underwriters by Hunton & Williams.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the SEC with respect to the shares of our common stock to be issued in the offering. This prospectus is a part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us, we refer you to the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or document referred to are not necessarily complete and in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement.

After the offering, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. The registration statement is, and any of these future filings with the SEC will be, available to the public over the Internet at the SEC’s website at  http://www.sec.gov. You may read and copy any filed document at the SEC’s public reference room in Washington, D.C. at 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C. Please call the SEC at (800) SEC-0330 for further information about the public reference rooms.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors	F-2
Statement of Financial Condition	F-3
Notes to Statement of Financial Condition	F-4

All other schedules are omitted because they are not applicable, or because the required information is included in the financial statements or notes thereto.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Forsyth Capital Mortgage Corp.

We have audited the accompanying statement of financial condition of Forsyth Capital Mortgage Corp. (the “Company”) as of June 30, 2002. The statement of financial condition is the responsibility of the Company’s management. Our responsibility is to express an opinion on the statement of financial condition based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of financial condition referred to above presents fairly, in all material respects, the financial position of Forsyth Capital Mortgage Corp. as of June 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

/S/ DIXON ODOM PLLC

High Point, North Carolina
August 28, 2002

FORSYTH CAPITAL MORTGAGE CORP.
STATEMENT OF FINANCIAL CONDITION
June 30, 2002

Asset
Cash	$1,000
Stockholders’ Equity
Preferred stock, $.01 par value, authorized—10,000,000 shares; no shares issued and outstanding	—
Common stock, $.01 par value, authorized—100,000,000 shares; 100 shares issued and outstanding	1
Additional paid-in capital	999

Total Stockholders’ Equity	$1,000

See accompanying notes to statement of financial condition.

FORSYTH CAPITAL MORTGAGE CORP.
NOTES TO STATEMENT OF FINANCIAL CONDITION
June 30, 2002

Note A—Organization

Forsyth Capital Mortgage Corp. (the “Company”) was incorporated in Maryland on March 22, 2002 but has had no operations to date other than matters relating to its organization and the issuance of 100 shares of common stock, par value $.01 per share (“Common Stock”), to its initial stockholder.

The Company will invest in and manage a portfolio consisting primarily of short-duration and adjustable-rate residential mortgage securities. The Company intends to finance its purchase of these mortgage securities with the net proceeds of this offering and borrowings.

Note B—Summary of Significant Accounting Policies

Basis of Accounting

The books and records of the Company are maintained on the accrual basis of accounting in accordance with generally accepted accounting principles.

Income Taxes

The Company intends to elect to be taxed as a real estate investment trust (“REIT”) and to comply with the provisions of the Internal Revenue Code with respect thereto. Accordingly, the Company will not be subject to federal income tax to the extent of its distributions to stockholders.

Profit and Loss Allocations and Distributions

As a REIT, the Company intends to declare regular quarterly dividends in order to distribute substantially all of its taxable income to stockholders each year.

Valuation Methods

The Company will record all of the securities it purchases as “available for sale.” Securities classified as available for sale will be carried on the financial statements at fair value. Realized gains and losses will be included in earnings; unrealized holding gains and losses will be reported in Other Comprehensive Income. Historical trading quotes are not readily available for the mortgage-backed securities it purchases. Therefore, the Company intends to value its mortgage-backed securities at fair value using standard industry practice, generally by using third-party market bid indications provided by dealers who make markets in these securities or by third-party pricing services. If the fair value of a security is not available from a dealer or third-party pricing service, the Company will estimate the fair value using a variety of methods including, but not limited to, discounted cash flow analysis, matrix pricing, option-adjusted spread models and fundamental analysis. In doing so, the Company will consider a variety of characteristics, including, without limitation, type of collateral, index, margin, periodic cap, lifetime cap, underwriting standards, age and delinquency experience. However, the fair value reflects estimates and may not be indicative of the amounts the Company would receive in a current market exchange.

Note C—Fees

Organizational, Offering, General and Administrative Costs

The Company will be required to pay all of its organizational and offering expenses.

Note D—Commitments

Incentive Plan

The Company’s board of directors and stockholders approved and adopted the 2002 Long-Term Incentive Plan (the “Incentive Plan”). The Incentive Plan authorizes the board of directors to grant awards to employees, officers, consultants and directors. Awards may take the form of stock options, stock appreciation rights, performance units, restricted stock or outright stock grants. The number of shares reserved and available for awards or which may be used to provide a basis of measurement for or to determine the value of an award (such as with a stock appreciation right or a performance share) issued under the Incentive Plan initially is 500,000 shares, plus an annual increase to be added on the last day of each fiscal year, beginning in 2002, equal to the lesser of (a) the number of shares necessary to bring the total number of shares available for future grants under the Incentive Plan to 5.0% of the outstanding shares of common stock on such date, or (b) a lesser amount determined by the board of directors. If the number of shares available for issuance under the Incentive Plan exceeds 1.5 million shares, then not more than 1.5 million shares may be granted in the form of incentive stock options. In the event that any outstanding award for any reason expires or is terminated prior to the end of the period during which awards may be granted, the unexercised shares will again be available for grant. No award may be granted under the Incentive Plan after the second day following the annual stockholders’ meeting in 2012, but awards granted before that date will remain in effect in accordance with their terms.

The Company has committed to issue to certain officers/directors 90,000 shares of restricted stock under the Incentive Plan upon consummation of an initial public offering of the common stock of the Company. If and until stockholders’ equity exceeds $80 million, all of the shares of restricted stock will vest one-tenth on each anniversary of the date of grant. At the time that stockholders’ equity first exceeds $80 million, if ever, the remaining unvested shares of restricted stock will thereafter vest one-fifth on each successive anniversary of the date of grant. Dividends will be paid on all restricted stock, whether or not vested, at the same rate and on the same date as on shares of common stock.

PRIOR PERFORMANCE TABLES

The following Prior Performance Tables provide information relating to Atlantic Capital, which is the only investment program ever sponsored by our founders. Atlantic Capital is a privately-held mortgage REIT that has financed its investment portfolio through equity capital and reverse repurchase agreements. Since its inception in 1998, Atlantic Capital has primarily acquired interests in a variety of mortgage pools issued by GNMA, FNMA or FHLMC.

Prospective investors should read these Tables carefully together with the summary information concerning Atlantic Capital set forth in the “ Prior Performance Summary of Atlantic Capital” section of this prospectus.

Investors in Forsyth Capital Mortgage Corp. will not own any interest in Atlantic Capital and should not assume that they will experience returns comparable to those experienced by investors in Atlantic Capital.

Our founders, whom we refer to in these Tables as our “Sponsors,” are also the sole founders and executive officers of Atlantic Capital and are responsible for the management of Atlantic Capital’s operations. The financial results of Atlantic Capital, therefore, may provide some indication of our Sponsors’ performance of its obligations during the periods covered. However, general economic conditions affecting the mortgage securities markets and other factors contribute significantly to financial results.

The following tables are included herein:

Table I—Experience in Raising and Investing Funds (As a Percentage of Investment)

Table II—Compensation to Sponsors

Table III—Annual Operating Results of Atlantic Capital

Table IV—(Results of completed programs) has been omitted because Atlantic Capital has not been liquidated

Table V—Sales or Disposals of Mortgage Securities

Additional information relating to the acquisition of mortgage securities by our Sponsors is contained in Table VI, which is included in Part II of the registration statement that we have filed with the SEC. Copies of any or all information will be provided to prospective investors at no charge upon request.

We caution you not to rely on the historical results of Atlantic Capital in making your investment decision. Because earnings are so significantly affected by the composition of mortgage investments and changes in interest rates, historical results of operations for any prior period are not indicative of results that should be expected for any subsequent period. We also have a more narrowly-defined investment strategy and may not invest in some of the mortgage securities that Atlantic Capital has owned from time to time, such as seven-year fixed-rate balloon securities. In addition, since Atlantic Capital is a privately-held company, its operating expenses are substantially lower than the expenses required to operate a public company. For example, as a public company, we will incur certain costs and expenses, such as listing fees, transfer agent fees, and the costs associated with periodic reporting requirements under securities laws, that Atlantic Capital, as a privately held company, does not incur. Additionally, certain costs that both we and Atlantic Capital incur will be higher for us because of the requirements associated with being a public company, including costs associated with investor relations, accounting and legal expenses, and printing reports. Finally, as a result of the additional effort associated with managing a larger pool of mortgage securities, we intend to pay our executive officers higher salaries than they earn from Atlantic Capital. Atlantic Capital paid our executive officers aggregate management fees of $19,000 during 1999, $125,000 during 2000, $148,000 during 2001 and $146,000 during the first six months of 2002. The salaries paid by Atlantic Capital are limited by a cap on total general and administrative expenses, including salaries, of 0.30% of average earning assets each year. Atlantic Capital has not paid any other compensation, nor issued any equity-based awards, to our executive officers. We expect to pay our executive officers aggregate annual salaries of $800,000. In addition, we expect to issue 90,000 shares of restricted stock upon consummation of this offering. In addition unlike Atlantic Capital which has no bonus incentive compensation plan, if we increase our stockholders’ equity and limit our general and administrative expenses, our compensation committee may allocate to our executive officers cash or equity-based awards equal in the aggregate to certain percentages of our average stockholders’ equity under our bonus incentive compensation plan. The bonus pool is calculated using an amount determined by the formula set forth in this table.

Percent to Apply to Average Stockholders’ Equity	Amount of Average Stockholders’ Equity
2.50%	First $75,000,000
2.25%	Next $25,000,000 (i.e., $75,000,001 to $100,000,000)
2.00%	Next $25,000,000
1.75%	Next $25,000,000
1.50%	Amounts above $150,000,000

To determine the amount of the bonus pool, there shall be subtracted from the amount arrived at by applying the formula in the above table, an amount equal to all of our general and administrative expenses for the year.

F-7

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

This Table provides a summary of the capital-raising experience of the Sponsors with regard to the private equity placement of Atlantic Capital which commenced on September 1, 1998 and which continues to date.  All figures are as of June 30, 2002.

	Dollars	%
Dollar amount offered	$35,000,000	—
Dollar amount raised (51% of amount offered)	$17,790,460	100.0%
Offering expenses:
Underwriting discount and commissions paid to affiliates	—	—
Organizational expenses (1)	$37,500	0.2%
Amount available for investment	$17,752,960	99.8%

Prepaid terms and fees related to purchase of property	—	—
Cash down payment (equity)	17,752,960	99.8%
Acquisition fees	—	—
Working capital reserve	—	—
Proceeds invested	17,752,960	99.8%
Offering expenses	37,500	0.2%
Total application of proceeds	17,790,460	100.0%
Percent leverage asset financing divided by total acquisition costs	95.5%
Months to invest 90% of amount available for investment (measured from beginning of offering)	(2)
Date offering began	September 1, 1998
Length of offering	Ongoing

(1)	Consists solely of legal and accounting fees paid to non-affiliates.
(2)	Generally, new equity funds have been invested within 30 days of receipt.

TABLE II

COMPENSATION TO SPONSORS

The following table sets forth the aggregate payments made to the sponsors of Atlantic Capital for the three-year period ended December 31, 2001, and for the six months ended June 30, 2001 and 2002.

	Year Ended December 31,			Six Months Ended June 30,
	1999	2000	2001	2001	2002
	(dollars in thousands)
Management fees paid to sponsors	19	125	148	91	146

The management fee is determined in the discretion of management, limited by a cap on total general and administrative expenses, including management fees, of 0.30% of average earning assets each year.

TABLE III
ANNUAL OPERATING RESULTS OF ATLANTIC CAPITAL

The following table sets forth operating results of Atlantic Capital for the three-year period ended December 31, 2001 and for the six months ended June 30, 2001 and 2002.

	Year Ended December 31,			Six Months Ended June 30,
	1999	2000	2001	2001	2002
	(dollars in thousands, except per share amounts)
Gross revenues (Interest income)	$1,802	$3,078	$6,299	$2,865	$4,840
Gain/(loss) on sale of securities	(4)	(78)	205	59	(36)
Management fees paid to sponsors	(19)	(125)	(148)	(91)	(146)
Other general & administrative expenses	(18)	(53)	(214)	(37)	(166)
Interest expense	(1,454)	(2,874)	(4,376)	(1,987)	(1,960)
Net income (loss) before minority interest	307	(52)	1,766	809	2,531
Taxable income from operations (1)	307	(52)	1,561	750	2,531
Taxable income from gain on sale	—	—	205	59	—
Net income per share	2.66	(0.28)	4.66	2.76	3.77
Weighted average shares outstanding (#)	115,600	182,720	378,040	293,240	672,000
Cash and cash equivalents (at beginning of period)	1,113	2,258	102	102	5,956
Cash generated from operations	124	155	1,457	482	2,026
Cash generated from sales of mortgage securities	6,181	14,582	63,073	13,913	82,845
Cash expended from purchase of mortgage securities	(40,666)	(32,924)	(160,944)	(89,228)	(190,118)
Cash generated from issuance of common stock and minority interests	2,873	1,307	8,542	4,466	3,245
Cash generated from borrowings under reverse repurchase agreements	32,867	15,203	95,219	63,358	75,424
Cash distributions to investors	(233)	(479)	(1,492)	(407)	(1,589)
Cash generated/(expended) after cash distributions	1,145	(2,156)	5,854	(7,406)	(28,167)

(1)	Because Atlantic Capital qualified as a REIT and distributed at least all of its net income to its stockholders, it did not pay federal income tax during the periods presented.

SEC rules require us to provide tax and distribution data about Atlantic Capital on the basis of a hypothetical $1,000 investment. As illustrated in Table I on page F-7, Atlantic Capital commenced a private offering of shares of its common stock on September 1, 1998. This offering is ongoing. Atlantic Capital has sold all of its outstanding common stock for $25.00 per share. As a result, a hypothetical $1,000 investment is equal to 40 shares of Atlantic Capital's common stock. Accordingly, subject to the assumptions regarding the source of cash distributions (on a cash basis) set forth in the next paragraph, the information presented in this table can be reconciled with the information presented in the first table in Table III on page F-9, which includes the weighted average number of shares of common stock outstanding for the periods presented.

Since its inception, Atlantic Capital has paid dividends on its outstanding common stock using cash available on the dividend date. For any given period, as set forth on Atlantic Capital's statement of cash flows and which is also reflected in the first table in Table III on page F-9, Atlantic Capital's sources of cash consist of the following:

•	Cash and cash equivalents on hand at the beginning of the period;

•	Cash generated from sales of mortgage securities;

•	Cash generated from issuance of common stock and minority interests;

•	Cash generated from borrowings under reverse repurchase agreements; and

•	Cash generated from operations.

However, Atlantic Capital has not segregated its cash into individual sub-accounts to reflect the varying sources of cash. As a result, in order to present the data required under source of cash distributions (on a cash basis), we have made the following assumptions:

•	The first source of cash distributions was cash generated from operations during the period.

•
If applicable, to the extent cash generated from operations during the period was not sufficient to fund the cash distributions paid, the second source was cash and cash equivalents on hand at the beginning of the period.

	Year Ended December 31,			Six Months Ended June 30,
	1999	2000	2001	2001	2002
Tax and Distribution Data Per $1,000 Invested (40 Shares)
Federal income tax results:
Ordinary income (loss)	$106.23	$(11.38)	$186.86	$110.35	$150.65
Ordinary income from operations	107.61	5.69	165.17	102.31	152.80
Ordinary income from recapture	—	—	—	—	—
Capital gain (loss)	(1.38)	(17.07)	21.69	8.05	(2.14)
Cash distributions to investors	80.62	104.86	157.87	55.52	94.58
Source of cash distributions (on GAAP basis):
Source: net income	80.62	—	157.87	55.52	94.58
Source: return of capital (1)	—	104.86	—	—	—
Source of cash distributions (on cash basis):
Source: cash generated from operations	42.91	33.93	154.16	55.52	94.58
Source: cash and cash equivalents (at beginning of period)	37.71	70.93	3.71	—	—
Source: cash generated from sales of mortgage securities	—	—	—	—	—
Source: cash generated from issuance of common stock and minority interests	—	—	—	—	—
Source: cash generated from borrowings under reverse repurchase agreements	—	—	—	—	—
Percentage of amounts remaining invested in mortgage securities	100.00%	100.00%	100.00%	100.00%	100.00%

(1)
As discussed under “Prior Performance Summary of Atlantic Capital,” in early 2000, short-term interest rates rose higher than intermediate and longer-term interest rates, which resulted in an inverted yield curve. As a result of the inverted yield curve, Atlantic Capital’s borrowing costs rose disproportionately relative to the fixed-interest income on its seven-year fixed-rate balloon securities. Because Atlantic Capital’s portfolio was more heavily allocated in seven-year fixed-rate balloon securities, and also due to increased expenses related to the expansion of its business, Atlantic Capital experienced a $52,000 loss during 2000. However, particularly because of a high balance of cash and cash equivalents available from prior periods, Atlantic Capital’s board of directors decided to continue to pay its then-current annual dividend of $2.62 per share during 2000. On a GAAP basis, such distributions constituted a return of capital.

TABLE V

SALES OR DISPOSALS OF MORTGAGE SECURITIES

The following Table sets forth sales or other disposals of mortgage securities by Atlantic Capital within the past three years. Except as otherwise indicated, all of the mortgage securities listed in the table are single-family residential mortgage securities issued by the Government National Mortgage Association (GNMA), the Federal National Mortgage Association (FNMA) or the Federal Home Loan Mortgage Corporation (FHLMC) and, as a result, have an implied credit rating of AAA. For a more complete description of such securities, see “Business—Our Investments—Mortgage Securities—Pass-Through Certificates.” All figures are through June 30, 2002.

Purchase Date	Purchase Price	Disposition Date	Investment Amount	Type of Investment	Selling Price	Profit/(Loss)
2/16/99	$101.0625	5/20/99	$10,000,000	1-Year ARM	$101.0000	$(3,823)
8/27/99	98.7812	10/25/00	6,000,000	7-Year Balloon	98.2343	(29,997)
8/25/99	98.7500	10/25/00	9,875,000	7-Year Balloon	98.2280	(47,908)
5/28/99	99.5937	4/25/01	9,010,276	7-Year Balloon	100.3750	56,003
4/20/99	100.4375	4/25/01	8,509,471	7-Year Balloon	100.3750	(5,707)
8/00–9/00	4.54/share	8/01–10/01	51,400 shares	Anworth Common Stock	7.55/share	154,600
7/27/01	100.984375	3/25/02	20,324,481	1-Year ARM	101.0781	13,160
5/8/01	100.953125	5/23/02	20,000,000	1-Year ARM	100.625	(26,782)
5/8/01	100.953125	5/23/02	20,000,000	1-Year ARM	100.625	(24,997)
1/28/02	99.375	6/24/02	15,000,000	1-Year ARM	100.4375	152,596
7/25/01	100.5625	6/24/02	10,000,482	1-Year ARM	100.7188	15,720
5/23/01	101.15625	6/24/02	12,886,878	1-Year ARM	100.7188	(23,635)
10/24/01	100.875	6/24/02	14,998,543	1-Year ARM	100.625	(34,165)
2/20/01	100.7812	6/24/02	10,000,000	1-Year ARM	100.5938	(6,619)
6/21/01	101.0625	6/24/02	8,097,101	1-Year ARM	100.5938	(16,293)
3/26/01	100.9375	6/24/02	8,383,229	1-Year ARM	101.0938	11,133
11/25/01	100.921875	6/24/02	10,019,986	1-Year ARM	100.625	(27,456)

No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

Until             , 2002, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

5,000,000 Shares

Common Stock

PROSPECTUS

Advest, Inc.

Flagstone Securities

                        , 2002

PART II.    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the distribution of the securities being registered. All amounts are estimated except the SEC registration fee.

Item	Amount
SEC registration fee	$5,290
NASD filing fee	6,250
American Stock Exchange listing fee	41,000
Legal fees and expenses	200,000
Financial advisory fee	125,000
Accounting fees and expenses	25,000
Transfer agent fees and registrar fees	20,000
Printing and engraving expenses	75,000
Miscellaneous expenses	2,460

Total	$500,000

Item 32.    Sales to Special Parties.

In connection with our incorporation, we sold an aggregate of 100 shares of our common stock to our chief executive officer for $10.00 per share.

Item 33.    Recent Sales of Unregistered Securities.

On March 22, 2002, we issued 100 shares of our common stock to our chief executive officer for an aggregate of $1,000 in a private offering exempt from the registration requirements pursuant to Section 4(2) of the Securities Act. On July 12, 2002, our chief executive officer sold all 100 shares to Atlantic Capital Management, Inc.

Item 34.    Indemnification of Directors and Officers.

Our officers and directors are and will be indemnified against certain liabilities under Maryland law and under our charter. Our charter requires us to indemnify our directors and officers to the fullest extent permitted from time to time by the laws of Maryland. Our charter provides that we will indemnify our directors and officers against judgments, penalties, fines, settlements and expenses actually incurred by them in connection with any proceeding to which they may be made a party by reasons of their service in those or other capacities, unless (a) it is in connection with a proceeding by or in the right of the corporation against the director or officer and such director or officer is adjudged liable to the corporation; (b) it is in connection with a proceeding charging improper personal benefit to the director or officer and such director or officer is adjudged liable on the basis that such personal benefit was improperly received; (c) it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (d) it is established that the director or officer actually received an improper personal benefit in money, property or services, (e) it is established that, in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

In addition, our charter provides that, to the fullest extent permitted under Maryland law, our directors and officers will not be liable to the company and our stockholders for money damages. Under Maryland law, a corporation formed in Maryland is permitted to limit, by provision in its charter, the liability of directors and officers so that no director or officer of the corporation shall be liable to the corporation or to any stockholder for money damages except to the extent that (i) the director or officer actually received an improper benefit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication adverse to the director or officer, is entered in a proceeding based on a finding in a proceeding that the director’s or officer’s action was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

We maintain a policy of directors and officers liability insurance covering certain liabilities incurred by its directors and officers in connection with the performance of their duties.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 36.    Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this registration statement:

Ex.	Description

1	Form of Underwriting Agreement

3.1	Articles of Incorporation*

3.2	Bylaws*

4	Form of common stock certificate*

5	Opinion of Alston & Bird LLP re legality*

8	Opinion of Alston & Bird LLP re tax matters*

10.1	Form of Employment Agreement*

10.2	2002 Long-Term Incentive Plan*

10.3	Bonus Incentive Compensation Plan*

23.1	Consent of Alston & Bird LLP (included in Exhibit 5)*

23.2	Consent of Dixon Odom PLLC

24	Power of Attorney*

99.2	Consent of Patrick J. Rearden to being named a director*

99.3	Consent of L. Glenn Orr, Jr. to being named a director*

99.4	Consent of Howard J. Runnion, Jr. to being named a director*

99.5	Consent of Paul M. Bisaro to being named a director*

*      Previously filed

(b)	Financial Statement Schedules

Schedule II—Valuation and Qualifying Accounts has been omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

Item 37.    Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)
That, for the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

TABLE VI

ACQUISITIONS OF MORTGAGE SECURITIES

The following Table sets forth acquisitions of mortgage securities by Atlantic Capital within the past three years. This table provides potential investors with information regarding the general nature of the mortgage securities and the date and price of their acquisition. Except as otherwise indicated, all of the mortgage securities listed in the table are single-family residential mortgage securities issued by the Government National Mortgage Association (GNMA), the Federal National Mortgage Association (FNMA) or the Federal Home Loan Mortgage Corporation (FHLMC) and, as a result, have an implied credit rating of AAA. For a more complete description of such securities, see “Business—Our Investments—Mortgage Securities—Pass-Through Certificates.” All figures are through June 30, 2002.

Purchase Date	Purchase Price	Investment Amount	Type of Investment
10/26/98	$100.7813	$29,495,343	1-Year ARM
2/22/99	101.0625	10,000,000	1-Year ARM
4/29/99	100.4375	8,509,471	7-Year Balloon
5/28/99	99.5938	9,010,276	7-Year Balloon
8/25/99	98.7500	9,875,000	7-Year Balloon
8/27/99	100.8438	6,000,000	1-Year ARM
8/27/99	98.7813	6,000,000	7-Year Balloon
6/23/00	100.4375	27,267,991	1-Year ARM
8/00–9/00	4.54/share	51,400 shares	Anworth Common Stock
10/24/00	100.6563	14,180,874	1-Year ARM
10/25/00	100.8125	21,966,327	1-Year ARM
11/25/00	100.8125	17,294,411	1-Year ARM
12/21/00	100.8906	30,000,000	1-Year ARM
12/22/00	100.9375	15,000,000	1-Year ARM
2/20/01	100.7812	10,000,000	1-Year ARM
3/26/01	100.9375	8,383,229	1-Year ARM
4/25/01	101.0312	13,248,400	1-Year ARM
4/25/01	101.0312	19,544,081	1-Year ARM
5/8/01	100.9531	20,000,000	1-Year ARM
5/8/01	100.9531	20,000,000	1-Year ARM
5/23/01	101.1563	12,886,878	1-Year ARM
6/21/01	101.0625	8,097,101	1-Year ARM
7/25/01	100.5625	10,000,482	1-Year ARM
7/27/01	100.9844	20,324,481	1-Year ARM
10/24/01	100.8750	14,998,515	1-Year ARM
11/25/01	100.9219	10,019,986	1-Year ARM
11/26/01	100.9375	10,000,000	1-Year ARM
1/28/02	100.5000	10,900,000	1-Year ARM
1/28/02	100.6250	10,000,000	1-Year ARM
1/28/02	100.5938	24,999,799	1-Year ARM
4/23/02	102.5	3,223,831	1-Year ARM
6/24/02	101.75	5,090,382	1-Year ARM
6/24/02	101.75	20,526,351	1-Year ARM
5/23/02	102.5	16,264,597	1-Year ARM
5/23/02	102.28125	7,776,771	1-Year ARM
5/23/02	102.1875	9,078,707	1-Year ARM
6/17/02	102.3125	8,758,668	1-Year ARM
6/24/02	102.25	12,445,674	1-Year ARM
6/24/02	102.1875	3,029,491	1-Year ARM
6/24/02	102.15625	1,933,517	1-Year ARM
6/24/02	103.4375	58,331,371	1-Year ARM

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 5 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on September 4, 2002.

FORSYTH CAPITAL MORTGAGE CORP.

By:	/s/ MICHAEL R. HOUGH
Michael R. Hough Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 5 to the registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/S/ MICHAEL R. HOUGH Michael R. Hough	Chief Executive Officer and Chairman of the Board of Directors	September 4, 2002
/S/ WILLIAM H. GIBBS* William H. Gibbs	Director	September 4, 2002
/S/ BENJAMIN M. HOUGH Benjamin M. Hough	Director	September 4, 2002
/S/ KENNETH A. STEELE Kenneth A. Steele	Chief Financial Officer	September 4, 2002

*     by Michael R. Hough pursuant to power of attorney.